                                                                     EXHIBIT 1.1

LUSCAR ENERGY PARTNERSHIP

                                                           FOR IMMEDIATE RELEASE

LEP RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2004

TORONTO, ONTARIO, NOVEMBER 2, 2004. Luscar Energy Partnership ("LEP") and Luscar Coal Ltd. ("LCL") today released the following report on the third quarter ended September 30, 2004.

THIRD QUARTER HIGHLIGHTS

      - $26.0 million net cash after capital expenditures generated by operating activities

      -     1.0 million man-hours worked without a recordable safety incident

      -     $31.3 million EBITDA(1)

      - $20.7 million foreign currency translation gain as Canadian dollar strengthens

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis of financial results of LEP and its wholly owned subsidiary LCL for the quarter ended September 30, 2004 should be read in conjunction with the consolidated financial statements and related notes contained in this interim report and our management discussion and analysis and the annual audited consolidated financial statements and related notes contained in LEP's Form 20-F filed June 30, 2004, with the United States Securities and Exchange Commission. The quarterly information provided herein is unaudited. All amounts are in Canadian dollars unless otherwise stated and sales volumes are in metric units.

As a result of the transfer of metallurgical assets formerly owned by LEP to the Fording Canadian Coal Trust ("FCCT") in the first quarter of 2003, and the acquisition of the thermal coal assets from a subsidiary of Sherritt Coal Partnership II ("SCPII") in the third quarter of 2003, certain information in the financial statements for prior periods has been reclassified to conform to the presentation format adopted for 2004. Results for the metallurgical assets have been disclosed as discontinued operations. The revised presentation is representative of our ongoing operations.

REVIEW OF LUSCAR ENERGY PARTNERSHIP RESULTS

LEP's EBITDA(1) during the third quarter was $31.3 million, compared with $25.4 million for the same quarter last year, reflecting the inclusion of $13.2 million of operating margin(1) from the thermal coal assets acquired in October 2003 which was partially offset by a $6.0 million operating loss(1) at the Coal Valley mine due to a thickener failure at the plant. 2003 third quarter EBITDA(1) included a $3.0 million distribution from the Fording Canadian Coal Trust. LEP recorded 2004 third quarter net earnings of $16.2 million compared to a net loss of $3.4 million during the same quarter last year as the increased EBITDA(1) and a $21.0 million non-cash, pre-tax foreign currency translation gain on LCL's USD $275 million 9.75% senior notes were partially offset by higher depreciation as a result of acquiring the thermal coal assets.

Net earnings for the nine months ended September 30, 2004 were $23.1 million compared to net earnings of $107.2 million for the same period last year. Net earnings in 2004 included $41.5 million of operating margin(1) from the thermal coal assets acquired in October 2003 and a foreign currency translation gain on LCL's USD $275 million 9.75% senior notes of $7.8 million. Depreciation was $12.6 million higher than 2003 as a result of acquiring the thermal coal assets. Net earnings for the nine months ended September 30, 2003 included a number of one-time items, including a $10.0 million pre-tax severance provision related to our efforts to enhance our thermal coal business, a $21.4 million gain on the redemption of a promissory note, a recovery of future income taxes of $55.2

1) Operating margin (loss) and EBITDA do not have any standardized meaning prescribed by Canadian generally accepted accounting principles and are therefore unlikely to be comparable with similar measures presented by other issuers. Operating margin (loss) is defined as revenue less cost of sales. Operating margin (loss) has been used to measure performance of the mines. EBITDA is defined as revenue less cost of sales, selling, general and administrative costs, plus other income. EBITDA has been disclosed in order to provide an indication of revenue less cash operating expenses.

million, attributable to substantially-enacted federal income tax rate changes for resource companies and a $63.0 million non-cash, pre-tax foreign currency translation gain on LCL's USD $275 million 9.75% senior notes.

The following is a summary of LEP's consolidated third quarter financial results:

                                                            THREE MONTHS ENDED         NINE MONTHS ENDED
                                                               SEPTEMBER 30,              SEPTEMBER 30,
                                                            2004          2003         2004         2003
                                                            ----          ----         ----         ----
(in thousands of Canadian dollars)

Revenue                                                   $ 120,484    $  87,150    $ 369,949    $ 262,123
Cost of sales                                                85,735       61,281      259,478      190,004
                                                          ---------    ---------    ---------    ---------
OPERATING MARGIN (1)                                         34,749       25,869      110,471       72,119
Selling, general and administrative expenses                  4,347        4,078       13,026       21,195
Other income                                                   (886)      (3,603)      (7,684)     (28,003)
                                                          ---------    ---------    ---------    ---------
EBITDA (1)                                                   31,288       25,394      105,129       78,927
Depreciation and amortization                                25,951       22,141       81,378       68,770
Asset retirement obligations accretion                        1,764        1,722        5,665        5,167
Interest expense                                             10,889       10,427       34,565       35,156
Foreign currency translation gain                           (20,679)      (2,361)      (7,261)     (63,096)
                                                          ---------    ---------    ---------    ---------
Earnings (loss) from continuing operations before taxes   $  13,363    $  (6,535)   $  (9,218)   $  32,930
                                                          ---------    ---------    ---------    ---------
NET EARNINGS (LOSS)                                       $  16,167    $  (3,444)   $  23,099    $ 107,232
                                                          =========    =========    =========    =========

                                                            THREE MONTHS ENDED         NINE MONTHS ENDED
                                                               SEPTEMBER 30,              SEPTEMBER 30,
                                                            2004          2003         2004         2003
                                                            ----          ----         ----         ----
COAL SHIPMENTS (in thousands of tonnes)
Mine-mouth                                                    5,203        4,119       15,498       12,002
Contract mining                                               3,444            -       10,875            -
Other thermal                                                   579        1,050        2,239        2,988
                                                          ---------    ---------    ---------    ---------
                                                              9,226        5,169       28,612       14,990
                                                          =========    =========    =========    =========

An important part of our efficiency and effectiveness initiatives launched in the spring of 2003 is the ongoing improvement in safety performance. We have achieved significant improvements in our safety record over the last year. By way of example, our operations did not incur any safety incidents in the quarter and we achieved one million man-hours without a safety incident. We have shown that an excellent safety record can be maintained over the long term. Our Genesee and Sheerness mines are the current holders of the prestigious John T. Ryan Trophy awarded by the Canadian Institute of Mining, Metallurgy and Petroleum for outstanding performance in safety.

We shipped 9.2 million tonnes during the quarter compared with 5.2 million tonnes in the same quarter last year primarily due to the acquisition of the thermal coal assets on October 17, 2003. The Highvale and Whitewood mines are classified as contract mines and the Genesee mine is classified as a mine-mouth mine.

Shipments from our other thermal coal operations decreased compared to the same quarter last year due to the thickener failure at the Coal Valley mine, suspension of operations at the Obed mine and delayed shipments from the Bienfait mine. The unexpected thickener failure at the Coal Valley mine reduced shipments by about 0.2 million tonnes in the quarter. The thickener has now been repaired and we expect our annualized production rate at the mine to be 2.0 million tonnes by the end of 2004. Given the strong outlook for export coal, we are examining the feasibility of increasing production by up to an additional
2.0 million tonnes at our Coal Valley mine. Engineering, design and economic evaluation of the planned expansion are expected to result in a decision by year-end.

                                                                  THREE MONTHS ENDED       NINE MONTHS ENDED
                                                                     SEPTEMBER 30,           SEPTEMBER 30,
                                                                  2004         2003        2004         2003
                                                                  ----         ----        ----         ----
(in Canadian dollars per tonne except for capital
expenditures, which are in thousands of Canadian dollars)

Realized prices                                                 $  13.06     $  16.86    $  12.93     $  17.49
Cost of sales                                                       9.29        11.86        9.07        12.68
                                                                --------     ---------   --------     --------
Operating margin(1)                                             $   3.77     $   5.00    $   3.86     $   4.81

Capital expenditures from continuing operations                 $  3,525     $  1,274    $  8,197     $ 12,134

For the third quarter of 2004 and for the year to date, average realized prices for thermal coal sales were lower than the prior year period due to the inclusion of lower priced contract mining revenue from the Highvale and Whitewood mines. This was partially offset by the inclusion of royalty revenue from the new thermal coal assets in 2004.

For the third quarter and for the year to date, the average cost of sales per tonne decreased from the prior year period because of the inclusion of lower-cost contract mining in the sales from the Highvale and Whitewood mines, which was partially offset by higher repair costs and lower production at the Coal Valley mine due to the plant outage.

Average operating margin(1) per tonne was lower in 2004 than in 2003 as lower margin contract mining sales have been included in margins since the acquisition of the mining contract for the Highvale and Whitewood mines. This was partially offset by the inclusion of royalty revenue from the acquisition of the thermal coal assets.

Capital expenditures were $3.5 million during the third quarter compared with $1.3 million in the same quarter of last year as previously delayed projects were started and incurred expenditures.

Capital leases for new equipment totaling $2.3 million were entered into during the quarter as part of the long-term mine support equipment agreement LEP entered into with Finning (Canada) a division of Finning International Inc. and Kramer Ltd., which involves the leasing of equipment as part of a plan to reduce the maintenance costs and increase equipment utilization. These were reported as additions to capital assets and long-term debt. We also entered into $9.1 million of operating leases for mine support equipment during the quarter.

REVIEW OF INTEREST EXPENSE, OTHER FINANCING COSTS AND TAXES

LEP recorded interest expense of $10.9 million for the third quarter compared to $10.4 million in 2003. Interest expense for the nine months ended September 30, 2004 was $34.6 million which was $0.6 million lower than the same period last year as interest expense on the promissory notes was lower as a result of the retirement of a promissory note during the fourth quarter of 2003 and interest on the senior notes was lower due to the strengthening Canadian dollar. This was largely offset by higher interest expense on reclamation securities and lower interest income earned on investments.

During the third quarter, LEP reported a foreign currency translation gain of $20.7 million as a result of the strengthening Canadian dollar compared to a gain of $2.4 million in the third quarter last year. For the nine months ended September 30, 2004, LEP reported a foreign currency translation gain of $7.3 million compared to $63.1 million for the same period last year. Foreign currency translation gains and losses are primarily non-cash and primarily relate to LCL's US$275 million 9.75% senior notes.

During the third quarter, LEP recorded a tax recovery of $2.9 million on earnings from continuing operations before tax of $13.4 million as compared with a tax recovery of $3.1 million on a loss from continuing operations before tax of $6.5 million during the same quarter last year. An income tax recovery of $30.3 million on a loss from continuing operations before tax of $9.2 million was recorded for the nine months ended September 30, 2004. We recorded an income tax recovery of $55.2 million on earnings from continuing operations of $32.9 million during the same period last year as a result of a substantially-enacted federal income tax rate change for resource companies.

LIQUIDITY AND CAPITAL RESOURCES

LEP's operating activities generated net cash, including changes in non-cash working capital, of $29.5 million during the third quarter compared with $26.6 million for the same period last year. LEP generated higher cash from operating activities due to the acquisition of the thermal coal assets. Cash generated from non-cash working capital was $15.2 million in the third quarter compared to $13.6 million in the same period last year. Trade accounts payable decreased to $31.5 million this quarter from $38.6 million at December 31, 2003 due to the timing of cash payments. Inventory decreased by $2.3 million to $41.5 million since December 31, 2003. Reduced production at the Boundary Dam mine during the first quarter resulted in an inventory drawdown to meet sales requirements. Accounts receivable decreased by $2.5 million to $59.6 million due to timing of cash receipts.

Cash distributions of $24.0 million were made to the partners during the third quarter. There were no distributions made to partners in the same quarter last year. Cash distributions of $50.0 million were made during the nine months ended September 30, 2004 as compared with $27.0 million in the same period last year.

Long-term debt was $366.2 million at quarter end, an increase of $0.3 million since December 31, 2003 due to the introduction of new capital leases related to the mine support equipment agreement which was partially offset by the impact of the strengthening Canadian dollar on the US dollar denominated senior notes.

OUTLOOK

We are the largest coal producer in Canada, operating mines that produce most of Canada's domestic thermal coal. We own eight surface mines, including one mine in which we have a 50% ownership interest, and we operate two surface mines under a mining contract with an electric utility. Together, the mines that we operate produce approximately 38 million tonnes of coal, making us one of the largest coal producers in North America.

A significant portion of our operating margin(1) from continuing operations is derived from thermal coal sales to domestic customers, principally under long-term contracts to mine-mouth power generators in western Canada, and royalty income derived from coal and potash mining operations in Alberta and Saskatchewan. The remaining operating margin(1) is derived from export sales, contract mining at the Highvale and Whitewood mines, sales of coal to Canadian utilities delivered by rail, and sales of thermal coal and char to industrial customers.

Coal production is expected to be approximately 38 million tonnes in 2004, higher than in 2003 and reflecting the full year impact of the coal assets acquired in October 2003. Epcor's 495 megawatt expansion of its Genesee power plant appears to be on schedule for a winter 2004-2005 startup. Our Genesee mine operation will increase annual output by about 1.8 million tonnes at an estimated capital cost of $6.0 million (our 50% share) which is included in our 2005 capital estimates. Our program to implement world best mining practices, which is designed to exploit the similarities of each of our mining operations and enhance overall efficiencies, is expected to result in reduced operating costs, enhanced productivity and increased profitability and cash flow in 2004 and subsequent years. Given the strong outlook for export coal, we are examining the feasibility of increasing export thermal production by up to an additional
2.0 million tonnes above Coal Valley mine's expected year-end production rate of
2.0 million tonnes. Engineering, design and economic evaluation of the planned expansion are expected to result in a decision by year-end. The maturity of our promissory note in December 2004 will result in an addition to EBITDA(1) of approximately $38 million in the fourth quarter of 2004. Capital expenditures are expected to be approximately $20 million in 2004. In addition, equipment worth approximately $18 million is expected to be acquired through capital leases. We also expect to obtain approximately $22 million in assets under operating leases.

As part of the thermal asset acquisition, we acquired the mineral rights near Bow City, Alberta (formerly the Brooks Project), along with engineering and environmental studies relating to the development of two 500 MW coal fired electrical power units and the associated mine. We are moving the project forward towards regulatory approval. The application is scheduled for submission to the Alberta Regulatory authorities in the spring of 2006. In order to facilitate the potential submission of an application in 2006, forecast spending between 2004 and 2006 is expected to be approximately $9.6 million. The field work is progressing and is expected to be completed in the spring of 2005. This schedule would see the plant potentially operational by 2010.

Cash flow from operations is expected to be sufficient to meet the existing and ongoing contractual obligations and commitments of LEP and LCL.

SUPPLEMENTARY DISCLOSURES

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements requires us to estimate the effect of various matters that are inherently uncertain as of the date of the interim financial statements. Each of these required estimates varies in regard to the level of judgment involved and its potential impact on our reported financial results. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimate are reasonably likely to occur from period to period, and would materially impact our financial condition, changes in financial condition or results of operations. Our significant accounting policies are discussed in note 2 of the notes to the consolidated financial statements and the annual audited consolidated financial statements. Critical estimates inherent in these accounting policies are discussed in the following paragraphs.

Capital assets

Capital assets comprise the largest component of our assets and as such the capitalization of costs, the determination of estimated recoverable amounts and the amortization of these costs have a significant effect on our financial statements. Proven and probable reserves are determined based on internal evaluations by qualified persons. The estimate of these reserves may change based on additional knowledge gained subsequent to the initial assessment. This may include results from the reconciliation of actual production data against the original reserve estimates, or the impact of economic factors such as changes in the price of coal or the cost of components of production. A change in the original estimate of reserves would result in a change in the rate of amortization of the related assets or could result in impairment of the assets resulting in a write down.

Other assets

Deferred financing costs are expenditures incurred to arrange credit facilities. These costs are deferred and amortized on a straight-line basis over the period to maturity of the related debt.

Deferred project development costs include costs that are necessary in the development of a potential acquisition or construction project. The appropriateness of the carrying value of these costs is evaluated each reporting period, and any unrecoverable amounts of capitalized costs for projects no longer likely to occur are charged to expense in the current period.

Other assets also include investments and other assets which include real estate properties, prepaid royalties and amounts recoverable from domestic customers in future years.

Accounts receivable

Eight of our mines derive substantially all of their revenue from single customers or groups of affiliated customers. The loss of one or more of these customers could potentially result in the closure of the respective mine, the loss of the mining contract or, in some cases, the sale of the mine to the customer.

Management reviews the collectability of accounts receivable on a regular basis and records an allowance for doubtful accounts if necessary. No allowance for doubtful accounts has been recorded at the end of the third quarter and no losses have been experienced. Significant deterioration in the status of any one of our major customers could materially change this estimate.

Inventories

Coal inventories are valued at the lower of average production cost or net realizable value. Net realizable value is based on trends in coal prices at the end of the period.

Mine supplies are recorded at the lower of average cost or replacement cost.

Asset impairment

We evaluate long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. A long-lived asset is considered to be impaired if the total undiscounted estimated future cash flows are less than the carrying value of the asset. The amount of the impairment is determined based on discounted estimated future cash flows. Future cash flows are determined based on management's estimates of future results relating to the long-lived assets. These estimates include various assumptions, which are updated on a regular basis as part of the internal planning process.

We regularly review our investments to determine whether a permanent decline in the fair value below the carrying value has occurred. In determining whether a permanent decline has occurred, management considers a number of factors that would be indicative of a permanent decline including (i) a prolonged decrease in the fair value below the carrying value, (ii) severe or continued losses in the investment and (iii) various other factors such as liquidity which may be indicative of a decline in value of the investment. The consideration of these factors requires management to make assumptions and estimates about future financial results of the investment. These assumptions and estimates are updated by management on a regular basis.

Asset retirement obligations

We have estimated asset retirement obligations, which we believe will meet current regulatory requirements. The future obligations are estimated by us using closure plans and other similar studies which outline the requirements that will be carried out to meet the obligations. Because the obligations are dependent on the laws and regulations of Canada and its provinces, the requirements could change resulting from amendments in the laws and regulations. Because the estimate of obligations is based on future expectations, a number of assumptions and judgments are made by management in the determination of these provisions.

Income taxes

The determination of our ability to utilize tax loss carry forwards to offset future income taxes payable requires management to exercise judgment and make certain assumptions about the future performance of LEP. Changes in economic conditions and other factors could result in revisions to the estimates of the benefits to be realized or the timing of utilizing the losses.

Post-retirement benefits

The determination of the cost and obligations associated with employee future benefits requires the use of various assumptions. We must select assumptions such as the expected return on assets available to fund pension obligations, the discount rate to measure obligations, the projected age of employees upon retirement, and the expected rate of future compensation. These assumptions are re-evaluated each year, and variations between actual results and the results based on the assumptions for any period will affect reported amounts in future periods. We retain independent actuarial experts to prepare the calculations and to advise on the selection of assumptions.

CHANGES IN ACCOUNTING POLICIES AND ESTIMATES

During 2004, we have adopted several new accounting pronouncements from the Canadian Institute of Chartered Accountants ("CICA"). The highlights of the impact on the financial statements of the new pronouncements are as follows.

Interim Financial Statements

Effective June 30, 2004, the CICA revised Section 1751, Interim Financial Statements, which requires disclosure in interim financial statements of benefit costs as determined by Section 3461, Employee Future Benefits. The new disclosures are provided in note 10 of the notes to the consolidated financial statements.

Asset Retirement Obligations

In March 2003, the CICA issued new accounting rules dealing with asset retirement obligations, which came into effect for fiscal years beginning on or after January 1, 2004. This change in accounting policy was applied retroactively and accordingly, the financial statements of prior periods were restated. The rules address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and use of the asset. The rules require that the estimated fair value of an asset retirement obligation be recognized as a liability in the period incurred. A corresponding amount is added to the carrying amount of the associated asset and depreciated over the asset's useful life. The liability is accreted over time through charges to earnings to reflect changes in its present value. This differs from the previous practice, which involved accruing for the estimated reclamation, site restoration, and mine closure liability through charges to earnings on a unit of production basis over the expected life of each mine's reserves.

As required by the CICA, this policy was implemented by us on January 1, 2004, on a retroactive basis. The impact of the adoption of this accounting policy on prior year amounts is disclosed in note 2 of the notes to the consolidated financial statements.

Change in Estimated Useful Lives

Concurrent with the implementation of the new accounting rules related to asset retirement obligations, we undertook a comprehensive review of the estimated useful lives of capital assets. This review has been finalized and resulted in depreciation and amortization of capital assets being reduced by $2.6 million in this quarter and $7.9 million for the first nine months of 2004.

Generally Accepted Accounting Principles

CICA Handbook Section 1100, Generally Accepted Accounting Principles, was issued in October 2003, and is effective for fiscal years beginning January 1, 2004. The section establishes standards for financial reporting in accordance with generally accepted accounting principles ("GAAP") and clarifies the relative authority of various accounting pronouncements and other sources within GAAP. There was no impact to the financial statements in adopting this new standard.

General Standards of Financial Statement Presentation

In July 2003, the CICA issued Section 1400, General Standards of Financial Statement Presentation, which is effective for fiscal years beginning on January 1, 2004. This standard clarifies what constitutes fair presentation in accordance with GAAP, which involves providing sufficient information in a clear and understandable manner about certain transactions or events of such size, nature and incidence that their disclosure is necessary to understand our financial statements. This standard is reflected in the consolidated financial statements and there are no material differences as a result of the implementation.

Revenue Recognition

In December 2003, the CICA issued EIC Abstract 141, Revenue Recognition, which incorporates the principles and summarizes the guidance in the U.S. Securities and Exchange Commission Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements. The abstract also provides interpretative guidance on the application of CICA Handbook Section 3400, Revenue. The abstract has been applied prospectively commencing January 1, 2004. The adoption of this abstract had no impact on the financial statements.

Consolidation of Variable Interest Entities

In June 2003, the CICA issued Accounting Guideline No. 15, Consolidation of Variable Interest Entities, ("AcG-15"), in order to address the consolidation of variable interest entities ("VIEs"). VIEs are entities that have insufficient equity and/or their equity investors lack one or more of the specified essential characteristics of a controlling financial interest. The guideline provides specific guidance for determining when an entity is a VIE and when it should be consolidated. Every enterprise that has a contractual, ownership, or other financial interest in or with any entity, special-purpose or otherwise, must determine whether that interest exposes the enterprise to expected losses or expected residual gains of the entity in or with which it has that interest. If the entity is a VIE, the enterprise with the majority of the expected losses or expected residual returns consolidates the VIE. In January 2004, the Accounting Standards Board in Canada amended AcG-15 so that it conformed to FASB Interpretation 46R ("FIN 46R") in the United States. AcG-15 will apply to any annual or interim financial period beginning on or after November 1, 2004 for all public enterprises. The expected impact of this Guideline has been evaluated by Luscar management and no impact on the financial statements is anticipated.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table presents a summary of our long-term debt and other commitments including payment due date for each of the next five fiscal years and thereafter:

                                                               LESS THAN   2 TO 3    4 TO 5    MORE THAN
                                                       TOTAL    1 YEAR     YEARS     YEARS      5 YEARS
                                                       -----    ------     -----     -----      -------
                                                               (IN MILLIONS OF CANADIAN DOLLARS)
Long-term debt (excluding capital lease,
 pension, and other obligations)                      $ 658.9   $  74.1    $  67.8   $  67.8    $ 449.2
Obligations under capital leases                         21.0       1.1        9.3       7.9        2.7
Electricity and natural gas purchase
 commitments                                              0.7       0.7          -         -          -
Other leases                                             18.5       1.0        8.0       7.9        1.6
Pension funding                                           8.8       1.0        6.0       1.8          -
Asset retirement obligations (undiscounted              156.3      21.0       15.8      21.1       98.4
 cash flow)
Pension deficit obligation                                3.9       1.2        2.7         -          -
                                                      -------   -------    -------   -------    -------
                                                      $ 868.1   $ 100.1    $ 109.6   $ 106.5    $ 551.9
                                                      =======   =======    =======   =======    =======

Long-term Debt

Long-term debt includes US$275 million of unsecured senior notes issued by LCL on October 10, 2001, bearing interest at 9.75% per annum, payable on October 15, 2011. A promissory note of $89.3 million bearing interest of 9.625% is payable on December 30, 2004. Under the terms of the related coal supply agreement, the excess of the principal amount over the sinking fund is recoverable from a Crown Corporation and will be included in other income in 2004. The amount due from the customer on December 30, 2004 is estimated to be $38 million (net of the related sinking fund).

Payment obligations are not discounted and include related interest.

Obligations under Capital Lease

Obligations under capital leases on specific mining equipment bear interest at rates ranging from 4.6% to 6.6%. These capital leases mature between 2004 and 2009 and are repayable by blended monthly payments of principal and interest.

Payment obligations are not discounted and include related interest.

Electricity and Natural Gas Purchase Commitments

We have entered into agreements for the purchase of electricity and natural gas at the Coal Valley and Obed Mountain mines until the end of 2004. The purchase agreements are for fixed prices as well as for specific quantities. Additional details are discussed in the Off Balance Sheet Arrangements section.

Other Leases

We have long-term operating leases for office space, vehicles and equipment.

Pension Funding

Pension funding amounts represent our anticipated contributions to defined benefit pension plans over the next 5 years. The net expense relating to our obligations for pensions and post-retirement benefits was $0.3 million for the third quarter ended September 30, 2004. For the year, the net expense is expected to be approximately $1.6 million.

Asset Retirement Obligations

Asset retirement obligations payments have not been discounted.

Pension Deficit Obligation

The pension deficit obligation relates primarily to obligations under the Line Creek defined benefit pension plans, which were under funded at the date of transfer from LCL. Following the completion of an actuarial valuation, the total obligation was determined to be $5.2 million. This amount is repayable in equal installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first two payments of $1.0 million were paid during the second quarter after the finalization of the actuarial valuation.

Payment obligations are not discounted and include related interest.

OFF BALANCE SHEET ARRANGEMENTS

Financial Instruments

As at December 31, 2003 and September 30, 2004 there were no outstanding foreign exchange or commodity options, futures or forward contracts. We have the ability to address our price-related exposures through the limited use of options, futures and forward contracts, but generally do not enter into such arrangements.

As at September 30, 2004, we had the following outstanding fixed price commodity purchase arrangements representing a total commitment of $0.7 million for the remainder of 2004:

      - natural gas purchase agreement at a fixed price for specified monthly quantities until the end of 2004 at the Coal Valley mine,

      - electricity purchase agreement at a fixed price for specified megawatts per hour until the end of 2004 for all of Luscar Ltd,

      - natural gas purchase agreement at a fixed price for quantities at the Obed Mountain mine until the end of 2004.

Sales to the export market are transacted in US dollars and therefore are sensitive to foreign exchange exposure when commitments to deliver coal are quoted in a foreign currency. Derivative financial instruments are not used to reduce LEP's exposure to fluctuations in foreign exchange rates.

Guarantees

During 2003, LEP adopted the CICA Accounting Guideline 14, Disclosure of Guarantees. This policy requires the disclosure of information regarding certain types of guarantee contracts that require payments contingent on specified types of future events. All significant guarantee contracts are disclosed within the notes to the annual consolidated financial statements.

In connection with a borrowing facility, we have provided an indemnity in respect of transactions related to the extension of credit and environmental indemnities in respect of our properties to the lender. The indemnities extend for an unlimited period of time and the maximum potential liability cannot be determined at this time. No amounts have been accrued with respect to these indemnities.

As a result of the Manalta Coal acquisition in 1998, Luscar assumed an indemnity agreement for a subsidiary of Manalta called Chinook Coals that was the grantor of an indemnity agreement on a land sale to Sarcee Holdings. The agreement stipulates that Chinook Coals will assume any responsibility or liability for the mine shaft and mine site that is underneath the land that was sold; as well as indemnifying Sarcee Holdings for any current or future claims that could arise - effectively the buyer is fully released from any responsibility therefore. This agreement is valid and enforceable until 2086.

RELATED PARTY TRANSACTIONS

LEP and Sherritt International Corporation ("Sherritt") are parties to an administration agreement under which we appointed Sherritt to be our exclusive manager for a period ending December 31, 2011, unless terminated earlier. The administration agreement delegates to Sherritt responsibility over our day-to-day administration, except that such delegation will not reduce or derogate from the authority of the management committee of LEP. Sherritt must be specifically authorized by us to enter into any agreements or arrangements purporting to bind us. We pay Sherritt an administration fee equal to Sherritt's reasonable direct costs and expenses plus 10%. We may terminate the agreement on six months notice to Sherritt, or 30 days notice in the event of a default, breach, misrepresentation or liquidation by Sherritt.

The total value of goods and services expensed under the administration agreement in the third quarter of 2004 amounted to $0.2 million. Amounts owing to Sherritt at September 30, 2004 total $0.8 million.

CONTROLS AND PROCEDURES

Each of LEP and LCL has evaluated the effectiveness of the design and operation of its disclosure controls and procedures for the accurate and timely reporting of required information about it and its consolidated subsidiaries. Such evaluations were performed under the supervision of management, including the chief executive officer and chief financial officer, of each entity. Each of LEP and LCL has concluded that its respective disclosure controls and procedures were effective as at September 30, 2004.

FORWARD-LOOKING INFORMATION

This interim report contains certain forward-looking statements such as statements within the meaning of the Private Securities Litigation Reform Act of 1995 (United States) relating to but not limited to LEP's expectations, intentions, plans, and beliefs. Forward-looking statements generally can be identified by the use of statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. Similarly, statements that describe our expectations with respect to production and sales volumes, the commissioning of the Genesee power plant, our restructuring and rationalization program, operating costs, productivity, profitability, depreciation and amortization, capital expenditures, coal markets, demand and pricing, effective tax rates, the Bow City power project, plans or goals are or may be forward-looking statements. Actual results may differ materially from results expressed or implied by these forward-looking statements because of various factors including (i) the risk factors set forth in our 2003 annual report Form 20-F filed June 30, 2004 with the Securities and Exchange Commission, (ii) changes in the coal markets, including with respect to price and demand, (iii) our current cost or productivity estimates may change or prove incorrect, (iv) our initiation of opportunity capital projects not included in our current plans, (v) changes in the amount of cash available for capital asset purchases, and (vi) rating agency decisions and other future financing developments. The forward-looking statements included in this interim report are made as of the date of this report. We caution against placing undue reliance on forward-looking statements, which necessarily reflect current beliefs and are based on current (and perhaps evolving) information. We undertake no obligations to revise forward looking statements to reflect future events, changed circumstances, or changed beliefs.

CORPORATE OVERVIEW

LEP, formed on February 20, 2001 is a 50/50 general partnership between subsidiaries of Sherritt and the Ontario Teachers' Pension Plan Board. LEP owns LCL, which in turn owns Luscar Ltd. ("Luscar"). Luscar is Canada's largest producer of coal and operates ten thermal coal mines in Alberta and Saskatchewan. The mines we operate produce approximately 38 million tonnes of coal. Most of the coal produced is sold under long-term coal supply agreements to adjacent electric power stations in Alberta and Saskatchewan. These stations generate most of the electric power in these two provinces. We ship a lesser portion of our coal production to customers in Ontario and overseas and we also produce char which is sold to charcoal briquette manufacturers.

Readers may access other information about LEP, including the annual Form 20-F for the year ended December 31, 2003, and other disclosure documents, reports, statements or other information that LEP files with the U.S. Securities and Exchange Commission through EDGAR at www.sec.gov/edgar or at Luscar's web site at www.luscar.com. Information on our web site is not a part of this interim report and is not incorporated by reference in this interim report.

For further information contact:

Ernie Lalonde
Luscar Energy Partnership
(416) 934-7655

www.luscar.com

LUSCAR ENERGY PARTNERSHIP

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                AS AT              AS AT
                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 2004              2003
                                                                 ----              ----
(in thousands of Canadian dollars)                                         (RESTATED - NOTE 2)
  ASSETS
  CURRENT
        Cash and cash equivalents                             $   18,157        $   21,750
        Accounts receivable                                       59,561            62,087
        Income taxes recoverable                                   1,016             1,096
        Inventories                                               41,545            43,816
        Overburden removal costs                                   3,083             4,199
        Prepaid expenses                                           1,869             2,073
                                                              ----------        ----------
                                                                 125,231           135,021
  Capital assets [notes 2 & 11]                                1,355,714         1,405,306
  Other assets                                                    27,680            27,704
                                                              ----------        ----------
                                                              $1,508,625        $1,568,031
                                                              ==========        ==========

  LIABILITIES AND SHAREHOLDERS' DEFICIT
  CURRENT
        Credit facility [note 6]                              $   12,000        $   12,000
        Trade accounts payable and accrued charges                31,467            38,648
        Accrued interest payable                                  17,687             7,219
        Accrued payroll and employee benefits                      9,992            10,332
        Due to Sherritt International Corporation [note 13]          828             1,236
        Income taxes payable                                       3,033             2,472
        Current portions of:
              Long-term debt [note 6]                             45,574            46,342
              Asset retirement obligations [notes 2 & 11]         15,709            17,829
              Future income taxes                                  4,032             1,438
                                                              ----------        ----------
                                                                 140,322           137,516
  Accrued pension obligations                                      6,080             4,956
  Long-term debt [note 6]                                        366,213           365,934
  Asset retirement obligations [notes 2 & 11]                     89,292            90,509
  Future income taxes                                            314,665           349,094
                                                              ----------        ----------
                                                                 916,572           948,009
  PARTNERS' EQUITY
        Partners' equity                                         592,053           620,022
                                                              ----------        ----------
                                                              $1,508,625        $1,568,031
                                                              ==========        ==========

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

            CONSOLIDATED STATEMENTS OF EARNINGS AND PARTNERS' EQUITY
                                   (UNAUDITED)

                                                                THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                   SEPTEMBER 30,
                                                               2004             2003            2004            2003
                                                               ----             ----            ----            ----
(in thousands of Canadian dollars)                                      (Restated - Note 2)             (Restated - Note 2)
REVENUE [NOTE 5]                                            $ 120,484         $ 87,150       $ 369,949        $ 262,123
EXPENSES AND OTHER INCOME
   Cost of sales                                               85,735           61,281         259,478          190,004
   Selling, general and administrative expenses                 4,347            4,078          13,026           21,195
   Depreciation and amortization                               25,951           22,141          81,378           68,770
   Asset retirement obligations accretion [note 11]             1,764            1,722           5,665            5,167
   Foreign currency translation gain [note 7]                 (20,679)          (2,361)         (7,261)         (63,096)
   Interest expense [note 8]                                   10,889           10,427          34,565           35,156
   Other income [note 9]                                         (886)          (3,603)         (7,684)         (28,003)
                                                            ---------         --------       ---------        ---------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES        13,363           (6,535)         (9,218)          32,930
Income tax recovery                                            (2,888)          (3,091)        (30,348)         (55,172)
                                                            ---------         --------       ---------        ---------
NET EARNINGS (LOSS)  FROM CONTINUING OPERATIONS                16,251           (3,444)         21,130           88,102
Discontinued operations [note 4]                                  (84)               -           1,969           19,130
                                                            ---------         --------       ---------        ---------
NET EARNINGS (LOSS) FOR THE PERIOD                             16,167           (3,444)         23,099          107,232
Partners' equity, beginning of period                         600,954          566,717         620,022          490,003
Distribution to partners                                      (25,068)               -         (51,068)         (33,962)
                                                            ---------         --------       ---------        ---------
PARTNERS' EQUITY, END OF PERIOD                             $ 592,053        $ 563,273       $ 592,053        $ 563,273
                                                            =========        =========       =========        =========

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                  THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                     SEPTEMBER 30,                    SEPTEMBER 30,
                                                                 2004             2003            2004             2003
                                                                 ----             ----            ----             ----
(in thousands of Canadian dollars)                                         (Restated - Note 2)             (Restated - Note 2)
OPERATING ACTIVITIES
Net earnings (loss) for the period                             $ 16,167         $ (3,444)       $ 23,099        $ 107,232
Non-cash items:
   Depreciation and amortization                                 25,951           22,141          81,378           69,728
   Asset retirement obligations accretion [note 11]               1,764            1,722           5,665            5,167
   Future income taxes                                           (3,761)          (3,544)        (31,835)         (49,507)
   Foreign currency translation gain [note 7]                   (20,317)          (1,119)         (7,293)         (61,516)
   Loss (gain) on disposal of capital assets [note 9]              (675)           1,577          (3,491)         (23,393)
   Loss (gain) on settlement of ARO [note 9]                       (294)            (843)         (1,403)             214
   Gain on Fording settlement                                         -                -          (3,350)               -
   Pension expense in excess of funding                             299              995           1,124            1,126
   Other                                                         (1,742)            (640)         (2,788)          (3,090)
Asset retirement obligations costs                               (3,027)          (3,876)        (13,189)         (10,714)
Change in non-cash working capital                               15,184           13,643           9,059           44,191
                                                               --------         --------        --------        ---------
                                                                 29,549           26,612          56,976           79,438
                                                               --------         --------        --------        ---------
INVESTING ACTIVITIES
Capital asset purchases                                          (3,525)          (1,274)         (8,197)         (12,460)
Proceeds on disposal of capital assets                            1,110               41           4,610            1,303
Other investments                                                (1,096)          (1,037)         (1,096)          (1,037)
                                                               --------         --------        --------        ---------
                                                                 (3,511)          (2,270)         (4,683)         (12,194)
                                                               --------         --------        --------        ---------
FINANCING ACTIVITIES
Financial instruments                                                 -             (625)              -           (1,958)
Repayments of long-term debt [note 6]                            (1,198)            (519)         (5,341)         (23,248)
Distribution to partners                                        (24,000)               -         (50,000)         (27,000)
                                                               --------         --------        --------        ---------
                                                                (25,198)          (1,144)        (55,341)         (52,206)
                                                               --------         --------        --------        ---------

Change in cash position                                             840           23,198          (3,048)          15,038
Foreign currency translation loss  [note 7]                        (721)            (228)           (545)          (1,514)
Cash position, beginning of period                                6,038           64,267           9,750           73,713
                                                               --------         --------        --------        ---------
Cash position, end of period                                   $  6,157         $ 87,237        $  6,157        $  87,237
                                                               ========         ========        ========        =========

Cash position consists of:
   Cash and cash equivalents                                   $ 18,157         $ 87,237        $ 18,157        $  87,237
   Credit facility                                              (12,000)               -         (12,000)               -
                                                               --------         --------        --------        ---------
Cash position, end of period                                   $  6,157         $ 87,237        $  6,157        $  87,237
                                                               ========         ========        ========        =========

Interest paid                                                  $  1,141         $    110        $ 23,814        $  26,735
Income taxes paid                                              $    322         $    462        $  1,164        $   1,389

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

1.       BASIS OF PRESENTATION

The quarterly consolidated financial statements presented herein are unaudited. The statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and follow the same accounting policies as the audited December 31, 2003 annual consolidated financial statements and related notes contained in the Luscar Energy Partnership ("LEP") and Luscar Coal Ltd. ("LCL") Form 20-F filed June 30, 2004 with the United States Securities and Exchange Commission ("SEC"), except as described in note 2, but do not contain certain disclosures required by GAAP for annual statements. Readers should be cautioned that interpretation of annual financial results without a full set of accompanying notes could be misleading. All amounts are in thousands of Canadian dollars unless otherwise stated.

2.       CHANGES IN ACCOUNTING POLICIES AND ESTIMATES

      INTERIM FINANCIAL STATEMENTS

Effective June 30, 2004, the Canadian Institute of Chartered Accountants ("CICA") revised Section 1751, Interim Financial Statements, which requires certain disclosures in interim financial statements of benefit costs as determined by Section 3461, Employee Future Benefits. These disclosures are provided in note 10.

      ASSET RETIREMENT OBLIGATIONS (SEE NOTE 11)

In March 2003, the CICA issued new accounting rules dealing with asset retirement obligations, which come into effect for fiscal years beginning on or after January 1, 2004. This change in accounting policy was applied retroactively and accordingly, the financial statements of prior periods were restated. The rules address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and use of the asset. The rules require that the estimated fair value of an asset retirement obligation be recognized as a liability in the period incurred. A corresponding amount is added to the carrying amount of the associated asset and depreciated over the asset's useful life. The liability is accreted over time through charges to earnings to reflect changes in its present value. This differs from the previous practice, which involved accruing for the estimated reclamation, site restoration, and mine closure liability through charges to earnings on a unit of production basis over the expected life of each mine's reserves.

The new accounting policy was implemented on January 1, 2004 on a retroactive basis with restatement of prior periods. The cumulative effect of the new accounting standard on the balance sheet at December 31, 2003 was to increase capital assets by $7,923, decrease future income taxes by $19,359, increase asset retirement obligations by $67,030, and decrease opening retained earnings by $39,065. The effect of the change in policy on the statement of earnings for the three months ended September 30, 2003 was a $530 decrease in net earnings for the period. For the nine months ended September 30, 2003, the impact was a $2,993 decrease in net earnings for the period.

      CHANGE IN ESTIMATED USEFUL LIVES

Concurrent with the implementation of the new accounting rules related to asset retirement obligations, LEP undertook a comprehensive review of the estimated useful lives of capital assets. As a result of this review, the depreciation and amortization of capital assets was reduced resulting in a reduction of $2,636 in this quarter and $7,908 for the first nine months of 2004.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

      GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

CICA Handbook Section 1100, Generally Accepted Accounting Principles, was issued in October 2003, and is effective for fiscal years beginning January 1, 2004. The section establishes standards for financial reporting in accordance with GAAP and clarifies the relative authority of various accounting pronouncements and other sources within GAAP. There was no impact to these financial statements in adopting this new standard.

      GENERAL STANDARDS OF FINANCIAL STATEMENT PRESENTATION

In July 2003, the CICA issued Section 1400, General Standards of Financial Statement Presentation, which is effective for fiscal years beginning on January 1, 2004. This standard clarifies what constitutes fair presentation in accordance with GAAP, which involves providing sufficient information in a clear and understandable manner about certain transactions or events of such size, nature and incidence that their disclosure is necessary to understand LEP's financial statements. This standard is reflected in these financial statements and there are no material differences as a result of the implementation.

      REVENUE RECOGNITION

In December 2003, the CICA issued EIC Abstract 141, Revenue Recognition, which incorporates the principles and summarizes the guidance in the U.S. Securities and Exchange Commission Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements. The abstract also provides interpretative guidance on the application of CICA Handbook Section 3400, Revenue. The abstract has been applied prospectively commencing January 1, 2004. The adoption of this abstract had no impact on these financial statements.

      CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In June 2003, the CICA issued Accounting Guideline No. 15, Consolidation of Variable Interest Entities, ("AcG-15"), in order to address the consolidation of variable interest entities ("VIEs"). VIEs are entities that have insufficient equity and/or their equity investors lack one or more of the specified essential characteristics of a controlling financial interest. The guideline provides specific guidance for determining when an entity is a VIE and when it should be consolidated. Every enterprise that has a contractual, ownership, or other financial interest in or with any entity, special-purpose or otherwise, must determine whether that interest exposes the enterprise to expected losses or expected residual gains of the entity in or with which it has that interest. If the entity is a VIE, the enterprise with the majority of the expected losses or expected residual returns consolidates the VIE. In January 2004, the Accounting Standards Board in Canada amended AcG-15 so that it conformed to FASB Interpretation 46R ("FIN 46R") in the United States. AcG-15 will apply to any annual or interim financial period beginning on or after November 1, 2004 for all public enterprises. The expected impact of this Guideline has been evaluated by Luscar management and no impact on the financial statements is anticipated.

3.       ACQUISITION

On October 17, 2003 LCL acquired 100% of the shares of Sherritt Coal Acquisition Inc. ("SCAI"), a wholly owned subsidiary of Sherritt Coal Partnership II ("SCPII"). LEP, LCL, SCAI and SCPII are all owned, as to 50% each, directly or indirectly, by Sherritt International Corporation ("Sherritt") and Ontario Teachers' Pension Plan Board ("Teachers'"). The sale was completed for total consideration of $455,000. The transaction has been recorded in the financial statements at the net asset carrying amount of $208,838. The difference of $246,162 between the consideration paid and the carrying value of the assets received is considered an equity distribution and is charged to equity in the current year. Subsequent to the purchase of SCAI, Sherritt and Teachers' made a cash equity contribution to LEP of $298,605, which was used to acquire the promissory notes due from LCL.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

The allocation of the values of assets and liabilities acquired was completed in the fourth quarter of 2003. A third party independent valuator provided an opinion that the transaction was fair from a financial point of view to the holders of LCL's 9.75% senior notes based upon and subject to, amongst other things, the scope of their review and limitations and assumptions as outlined in their opinion letter and an indemnity in certain circumstances. The opinion was one factor among many that the management committee of LEP considered in contemplation of the transaction.

The assigned fair values of the underlying net assets acquired are summarized as follows:

(in thousands of Canadian dollars)

ACQUISITION FUNDING AND COST
Cash                                                                            $  70,000
Fording Canadian Coal Trust ("FCCT") units                                         86,395
Promissory notes                                                                  298,605
                                                                                ---------
                                                                                  455,000
                                                                                ---------
IDENTIFIABLE NET ASSETS ACQUIRED
Capital assets                                                                    228,264
Working capital                                                                     2,831
Cash                                                                                1,356
Short-term debt                                                                   (12,000)
Long-term debt                                                                     (6,043)
Future income taxes                                                                (5,570)
                                                                                ---------
                                                                                  208,838
                                                                                ---------
Consideration less net assets acquired                                            246,162
Equity impact from disposal of FCCT units, net of applicable taxes of $553          2,482
Less equity contribution from partners                                           (298,605)
                                                                                ---------
Net equity contribution                                                         $ (49,961)
                                                                                =========

4.       DISCONTINUED OPERATIONS

During the first quarter of 2003, LCL exchanged its metallurgical coal assets and port facilities for units in the FCCT. LCL received 2,979,000 units of the trust and affiliates of Sherritt and Teachers' received 221,000 units of the trust for a total value of $100,801 in exchange for these assets. LCL received $16,156 related to the estimate of working capital for the metallurgical assets. A gain of $17,812, net of taxes of $6,346 and selling expenses of $744, was recorded on the disposal in the first quarter of 2003 at the LEP level.

On June 18, 2004 LEP reached an agreement with Fording Inc., Elk Valley Coal Partnership, and Consol Energy Inc. (and subsidiaries) settling the majority of issues that had previously been outstanding related to the transfer of the metallurgical coal assets to FCCT effective February 28, 2003. Certain elements of the original sale agreement had not been finalized due to differences in interpretation between the parties to the transaction. Settled issues include working capital adjustments, certain payments made under the agreement and obligations for reclamation activities. As a result of the transferring of the reclamation liability for the Luscar mine to Elk Valley Coal Partnership, we were able to reduce our reclamation bonding requirements by $6,467. As a result of the settlement agreement, LEP recorded a gain of $2,053 net of taxes of $476 in the second quarter of 2004 in discontinued operations. During the third quarter of 2004 LEP recognized additional expenses related to the settlement of $84 net of taxes of $45 in discontinued operations.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

The results of discontinued operations are as follows:

                                                   THREE MONTHS ENDED     NINE MONTHS ENDED
                                                      SEPTEMBER 30,         SEPTEMBER 30,
                                                     2004      2003        2004      2003
                                                     ----      ----        ----      ----
(in thousands of Canadian dollars)

Net income                                         $      -   $     -    $     -   $  1,318
Gain/(Loss) on settlement agreement                     (84)        -      1,969          -
Gain on sale of assets (see below)                        -         -          -     17,812
                                                   --------   -------    -------   --------
                                                   $    (84)  $     -    $ 1,969   $ 19,130
                                                   ========   =======    =======   ========

The carrying values of the assets and liabilities related to the discontinued operations were as follows:

                                                              AS AT
                                                           FEBRUARY 28
                                                              2003
                                                              ----
                                                       (Restated - Note 2)
Accounts receivable                                         $  2,653
Inventories                                                   24,594
Overburden removal costs                                      23,827
Capital assets                                                48,777
Other assets                                                   1,823
                                                            --------
Total assets                                                 101,674
                                                            --------
Bank overdraft                                                 1,020
Accounts payable and accrued charges                          12,473
Asset retirement obligations                                   6,892
Capital leases                                                 2,189
Other liabilities                                              1,267
                                                            --------
Total liabilities                                             23,841
                                                            --------
Net assets related to discontinued operations               $ 77,833
                                                            ========

GAIN ON SALE OF ASSETS
Proceeds                                                    $100,801
Overburden removal costs                                     (23,827)
Capital assets                                               (48,777)
Other assets                                                  (1,823)
Asset retirement obligations                                   6,892
Capital leases                                                 2,189
Other liabilities                                              1,267
Liabilities retained by LEP                                  (11,820)
Taxes                                                         (6,346)
Selling expenses                                                (744)
                                                            --------
Gain on sale of assets                                      $ 17,812
                                                            ========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

Under the terms and conditions of the sale agreement, LEP retained liabilities relating to severance, unfunded pension plans, and accrued reclamation costs in total of $11,820. Under the agreement reached on June 18, 2004 LEP transferred the reclamation liability for the Luscar mine to Elk Valley Coal Partnership. LEP currently retains liabilities relating to severance and unfunded pension plans.

Net cash flows relating to the discontinued operations presented on the statement of cash flows are detailed as follows:

                                                  THREE MONTHS ENDED     NINE MONTHS ENDED
                                                     SEPTEMBER 30,          SEPTEMBER 30,
                                                    2004      2003        2004       2003
(in thousands of Canadian dollars)                  ----      ----        ----       ----
Operating activities                              $    (84)  $     -     $ 2,445   $ 21,689
Investing Activities                                     -         -           -       (313)
Financing Activities                                     -         -           -    (21,889)
                                                  --------   -------     -------   --------
Cash flows related to discontinued operations     $    (84)  $     -     $ 2,445   $   (513)
                                                  ========   =======     =======   ========

5.       REVENUES

LEP owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LEP's mining operations are accounted for as one segment having similar economic and operating characteristics, customers and operations, and have been aggregated for the purpose of revenue reporting. Revenue from discontinued operations has been removed.

Disclosures with respect to export and domestic sales are as follows:

                                      THREE MONTHS ENDED    THREE MONTHS ENDED     NINE MONTHS ENDED     NINE MONTHS ENDED
                                      SEPTEMBER 30, 2004    SEPTEMBER 30, 2003    SEPTEMBER 30, 2004    SEPTEMBER 30, 2003
                                      ------------------    ------------------    ------------------    ------------------
(in thousands of Canadian dollars      SALES                  SALES                SALES                  SALES
except volumes which are in           REVENUE    TONNES      REVENUE   TONNES     REVENUE    TONNES      REVENUE   TONNES
thousands of tonnes)                  -------    ------      -------   ------     -------    ------      -------   ------
Export                               $  21,051       293    $ 18,635       487    $ 49,594       931    $  52,517    1,273
Domestic                                99,433     8,933      68,515     4,682     320,355    27,681      209,606   13,717
                                     ---------  --------    --------  --------    --------  --------    ---------  -------
                                     $ 120,484     9,226    $ 87,150     5,169    $369,949    28,612    $ 262,123   14,990
                                     =========  ========    ========  ========    ========  ========    =========  =======

Export coal sales are generally denominated in United States dollars.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue for the periods indicated below, is as follows:

                                      THREE MONTHS ENDED    THREE MONTHS ENDED    NINE MONTHS ENDED    NINE MONTHS ENDED
                                      SEPTEMBER 30, 2004    SEPTEMBER 30, 2003   SEPTEMBER 30, 2004   SEPTEMBER 30, 2003
                                      -------------------   ------------------   ------------------   -------------------
                                       SALES    NUMBER OF    SALES   NUMBER OF    SALES   NUMBER OF    SALES    NUMBER OF
                                      REVENUE   CUSTOMERS   REVENUE  CUSTOMERS   REVENUE  CUSTOMERS   REVENUE   CUSTOMERS
                                      -------   ---------   -------  ---------   -------  ---------   -------   ---------
(in thousands of Canadian dollars)
Major Customers                      $  87,398          3   $ 57,022         2   $250,188         3   $ 180,792         2

Credit risks are minimized to the extent that customers include major domestic utilities and that accounts receivable on export sales are generally insured under Canadian government export receivables insurance programs or secured by letters of credit.

6.       LONG-TERM DEBT

                                                                      AS AT         AS AT
                                                                  SEPTEMBER 30,  DECEMBER 31,
                                                                       2004          2003
                                                                       ----          ----
Senior notes, at issue date                                         $ 429,660     $ 429,660
Cumulative foreign currency translation gain since issue date         (82,088)      (74,250)
                                                                    ---------     ---------
Senior notes, at balance sheet date                                   347,572       355,410

9.625% promissory note, due December 30, 2004                          89,300        89,300
Less sinking fund                                                     (49,066)      (46,191)
                                                                    ---------     ---------
                                                                       40,234        43,109

Capital lease obligations                                              20,861         8,957

Pension deficit obligation                                              3,120         4,800
                                                                    ---------     ---------

Long-term debt                                                        411,787       412,276
Current portion of long-term debt                                     (45,574)      (46,342)
                                                                    ---------     ---------
                                                                    $ 366,213     $ 365,934
                                                                    =========     =========

Effective February 4, 2004, LEP and LCL signed a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $115,000, subject to a borrowing base, which includes accounts receivable, coal inventories, a $25,000 charge on a dragline, and a general assignment of LCL's assets. The facility is split into two tranches, the Reclamation Letter of Credit ("LC") facility and the Working Capital facility. Up to $65,000 of reclamation letters of credit can be issued under the Reclamation LC facility. To date $50,609 of letters of credit, providing reclamation security, have been issued. Under the Working Capital facility, up to $50,000 in advances may be made, including up to $25,000 in letters of credit. As at September 30, 2004, $12,000 in cash and $2,450 in letters of credit have been drawn against this facility. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, taxes, depreciation and amortization ("EBITDA").

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

Prior to the replacement of the credit facilities, as indicated above, LEP and LCL were party to a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which includes accounts receivable, coal inventories and a $25,000 charge on a dragline. Up to $75,000 of the credit facility may be used to secure letters of credit. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to EBITDA. In November 2003, the senior credit agreement was extended until February 29, 2004 under the same terms and conditions and replaced February 4, 2004.

Prior to the replacement of the credit facilities, as indicated above, and as a result of the acquisition of the new thermal coal assets effective October 17, 2003, LEP and LCL assumed SCAI's senior credit agreement with a Canadian chartered bank, consisting of a 364 day operating credit facility that permits maximum aggregate borrowings of $15,000, guaranteed by a partner of LEP. In November 2003, this facility was extended until February 29, 2004 under the same terms and conditions and replaced February 4, 2004.

Capital leases for new equipment totaling $2,321 were entered in the quarter as part of the long-term mine support equipment agreement LEP entered into with Finning (Canada) a division of Finning International Inc. and Kramer Ltd., which involves the leasing of equipment as part of a plan to reduce the maintenance costs and increase equipment utilization.

Obligations under capital lease on specific mining equipment bear interest rates ranging from 4.6% to 6.6%. These capital leases mature between 2004 and 2009 and are repayable by blended monthly payments of principal and interest.

The pension deficit obligation relates to obligations under the Line Creek defined benefit pension plan, which was under funded at the date of transfer from LCL. Following the completion of an actuarial valuation, the total obligation was determined to be $5,200. This amount is repayable in equal installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first two payments of $1,040 were paid during the second quarter, after the finalization of the actuarial valuation.

7.       FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:

                                                   THREE MONTHS ENDED     NINE MONTHS ENDED
                                                      SEPTEMBER 30,          SEPTEMBER 30,
                                                    2004       2003        2004       2003
                                                    ----       ----        ----       ----
(in thousands of Canadian dollars)
Foreign currency translation (gain) loss on:
Senior notes                                      $(21,038)  $ (1,347)   $ (7,838)  $(63,030)
US dollar cash balances                                721        228         545      1,514
Working capital balances                              (362)    (1,242)         32     (1,580)
                                                  --------   --------    --------   --------
                                                  $(20,679)  $ (2,361)   $ (7,261)  $(63,096)
                                                  ========   ========    ========   ========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

8.       INTEREST EXPENSE

Interest expense (income) consists of the following:

                                                              THREE MONTHS ENDED     NINE MONTHS ENDED
                                                                 SEPTEMBER 30,          SEPTEMBER 30,
                                                               2004       2003        2004       2003
                                                               ----       ----        ----       ----
(in thousands of Canadian dollars)
Senior notes                                                 $  8,736    $  9,257   $ 26,726   $ 28,496
Promissory notes net of sinking fund interest income            1,413       1,414      4,241      6,720
Financial instruments                                               -        (117)         -       (434)
Capital leases                                                    233          39        636        139
Reclamation security                                              485         257      2,599      1,357
Investment income                                                   -        (498)         -     (1,515)
Other interest expense                                             22          75        363        393
                                                             --------    --------   --------   --------
                                                             $ 10,889    $ 10,427   $ 34,565   $ 35,156
                                                             ========    ========   ========   ========

9.       OTHER INCOME

Other income consists of the following:

                                                                THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                  SEPTEMBER 30,
                                                               2004           2003            2004            2003
                                                               ----           ----            ----            ----
(in thousands of Canadian dollars)                                     (Restated - Note 2)            (Restated - Note 2)
Boundary Dam promissory note                                 $      -      $      -         $      -        $(21,379)
Recovery of Crown royalties                                         -          (401)               -          (1,180)
Net pension plan expense                                          276           275            1,101             406
Loss (gain) on disposal of assets                                (675)        1,577           (3,491)            592
Loss (gain) on settlement of ARO                                 (294)         (843)          (1,403)            214
Recovery of reclamation services                                 (321)            -             (947)              -
Deferred exploration expense                                      435             -            1,125               -
Distributions from Fording Canadian Coal Trust                      -        (2,979)               -          (5,988)
Insurance premium refund                                            -             -           (2,706)              -
Other income                                                     (307)       (1,232)          (1,363)           (668)
                                                             --------      --------         --------        --------
                                                             $   (886)     $ (3,603)        $ (7,684)       $(28,003)
                                                             ========      ========         ========        ========

Net pension plan expense excludes certain current service and other costs, which are included in cost of sales.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

10.      EMPLOYEE FUTURE BENEFITS

LEP sponsors defined benefit and defined contribution pension arrangements covering substantially all of its employees. The majority of its employees are members of defined contribution plans; however, unionized employees at two mines are members of active defined benefit pension plans. LEP has several other defined benefit pension plans, in which most members have elected to convert their entitlement to defined contribution plans. LEP uses actuarial reports and updates prepared by independent actuaries for funding and accounting purposes. LEP has no other retirement or post-employment benefits.

LEP's pension expense for the third quarter of 2004 was $1,724 and $4,573 year to date (2003 - $1,120 and $3,469, respectively). Total pension expense includes current service costs, interest costs, amortization, allowances and other costs; some of which are included in other income and others which are included in cost of sales.

11.      ASSET RETIREMENT OBLIGATIONS

Our estimates of future asset retirement obligations are based on reclamation standards that meet regulatory requirements. Elements of uncertainty in estimating these amounts include potential changes in regulatory requirements, decommissioning and reclamation alternatives, and amounts to be recovered from other parties. Future reclamation, site restoration, and mine closure costs are estimated to be $156,259. LEP technical personnel review these estimates annually or more frequently as required by regulatory agencies. In connection with future reclamation, site restoration, and mine closure costs, LEP has provided financial assurances of $50,609 in the form of letters of credit to satisfy current regulatory requirements.

The following are reconciliations of the beginning and ending liabilities for asset retirement obligations for the periods shown.

                                                              NINE MONTHS                 YEAR
                                                                 ENDED                    ENDED
                                                             SEPTEMBER 30,             DECEMBER 31,
                                                                 2004                     2003
                                                                 ----                     ----
(in thousands of Canadian dollars)                                                 (Restated - Note 2)
Asset retirement obligations, beginning of period              $ 108,338                $ 106,645
Additional liabilities incurred                                    7,778                   12,713
Accretion expense                                                  5,665                    6,889
Liabilities settled                                            $ (16,780)                 (17,909)
                                                               ---------                ---------
Asset retirement obligations, end of period                    $ 105,001                $ 108,338
Less current portion                                             (15,709)                 (17,829)
                                                               ---------                ---------
                                                               $  89,292                $  90,509
                                                               =========                =========

Key assumptions on which the carrying amount of the asset retirement obligations are based are as follows:

         (i)      Total undiscounted amount of the estimated cash flow -
                  $156,259

         (ii) Expected timing of payment of cash flows is based on the life of mine plans and will be incurred between the current period and 2053.

         (iii) Asset retirement obligations are recognized when incurred and recorded as liabilities at fair value assuming a credit-adjusted risk-free rate of approximately 6 per cent on average.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

12.      CONDENSED CONSOLIDATING INFORMATION

The following condensed consolidated information is provided for the period ending September 30, 2004.

(a) CONDENSED CONSOLIDATING BALANCE SHEET

                                                                    AS AT SEPTEMBER 30, 2004
                                              -----------------------------------------------------------------------
                                               LUSCAR       LUSCAR COAL   LUSCAR ENERGY  CONSOLIDATING   CONSOLIDATED
             (unaudited)                      COAL LTD.     INCOME FUND    PARTNERSHIP      ENTRIES          LEP
(in thousands of Canadian dollars)            ---------     -----------    -----------      -------          ---
ASSETS
CURRENT
   Cash and cash equivalents                 $    18,214    $        13    $       (70)   $         -    $    18,157
   Accounts receivable                            59,561              -              -              -         59,561
   Income taxes recoverable                          832              -            184              -          1,016
   Inventories                                    41,545              -              -              -         41,545
   Overburden removal costs                        3,083              -              -              -          3,083
   Prepaid expenses                                1,753             65             51              -          1,869
                                             -----------    -----------    -----------    -----------    -----------
                                                 124,988             78            165              -        125,231
Investment in related parties                          -        577,692        458,775     (1,036,467)             -
Notes receivable from LCL                              -              -        298,605       (298,605)             -
Capital assets                                 1,379,158              -              -        (23,444)     1,355,714
Other assets                                      27,194            486          9,000         (9,000)        27,680
                                             -----------    -----------    -----------    -----------    -----------
                                             $ 1,531,340    $   578,256    $   766,545    $(1,367,516)   $ 1,508,625
                                             ===========    ===========    ===========    ===========    ===========

LIABILITIES AND PARTNERS' EQUITY
CURRENT
   Credit facility                           $    12,000    $         -    $         -    $         -    $    12,000
   Trade accounts payable and accruals            31,289              -            397           (219)        31,467
   Accrued interest payable                       50,586              -        (32,899)             -         17,687
   Accrued payroll and employee benefits           9,992              -              -              -          9,992
   Income taxes payable                            3,033              -              -              -          3,033
   Current portions of
         Long-term debt                           45,574              -              -              -         45,574
         Accrued reclamation costs                15,709              -              -              -         15,709
         Future income taxes                       4,032              -              -              -          4,032
   Due to (from) related parties                  44,401          3,877        (47,205)          (245)           828
                                             -----------    -----------    -----------    -----------    -----------
                                                 216,616          3,877        (79,707)          (464)       140,322
Accrued pension obligations                       10,967              -              -         (4,887)         6,080
Long-term debt                                   366,213              -              -              -        366,213
Promissory notes due to LEP                      298,605              -              -       (298,605)             -
Convertible debentures                                 -         96,053              -        (96,053)             -
Subordinated notes to LCIF                       642,969              -              -       (642,969)             -
Accrued reclamation costs                         89,292              -              -              -         89,292
Future income taxes                              314,665              -              -              -        314,665
                                             -----------    -----------    -----------    -----------    -----------
                                               1,939,327         99,930        (79,707)    (1,042,978)       916,572
Partners' equity                                (407,987)       478,326        846,252       (324,538)       592,053
                                             -----------    -----------    -----------    -----------    -----------
                                             $ 1,531,340    $   578,256    $   766,545    $(1,367,516)   $ 1,508,625
                                             ===========    ===========    ===========    ===========    ===========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

12.      CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(b) CONDENSED CONSOLIDATING STATEMENT OF EARNINGS

                                                                THREE MONTHS ENDED SEPTEMBER 30, 2004
                                                  ----------------------------------------------------------------
                                                   LUSCAR     LUSCAR COAL LUSCAR ENERGY CONSOLIDATING CONSOLIDATED
             (unaudited)                          COAL LTD.   INCOME FUND  PARTNERSHIP     ENTRIES         LEP
(in thousands of Canadian dollars)                ---------   -----------  -----------     -------         ---
REVENUE                                           $ 120,484    $       -    $       -    $       -      $ 120,484
EXPENSES AND OTHER INCOME
   Cost of sales                                     85,735            -            -            -         85,735
   Selling, general and administrative expenses       3,949            -          398            -          4,347
   Equity pickup                                          -       (6,138)      (5,985)      12,123              -
   Depreciation and amortization                     25,392          153            -          406         25,951
   Asset retirement obligations accretion             1,764            -            -            -          1,764
   Foreign currency translation gain                (20,679)           -            -            -        (20,679)
   Intercompany interest expense (income)            10,984            -      (10,984)           -              -
   Interest expense (income)                         10,891            -           (2)           -         10,889
   Other income                                        (886)           -            -            -           (886)
                                                  ---------    ---------    ---------    ---------      ---------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS
BEFORE TAXES                                          3,334        5,985       16,573      (12,529)        13,363
Income tax recovery                                  (2,888)           -            -            -         (2,888)
                                                  ---------    ---------    ---------    ---------      ---------
NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS        6,222        5,985       16,573      (12,529)        16,251
Discontinued operations                                 (84)           -            -            -            (84)
                                                  ---------    ---------    ---------    ---------      ---------
NET EARNINGS (LOSS) FOR THE PERIOD                $   6,138    $   5,985    $  16,573    $ (12,529)     $  16,167
                                                  =========    =========    =========    =========      =========

                                                                NINE MONTHS ENDED SEPTEMBER 30, 2004
                                                  ----------------------------------------------------------------
                                                   LUSCAR     LUSCAR COAL LUSCAR ENERGY CONSOLIDATING CONSOLIDATED
             (unaudited)                          COAL LTD.   INCOME FUND  PARTNERSHIP     ENTRIES         LEP
(in thousands of Canadian dollars)                ---------   -----------  -----------     -------         ---
REVENUE                                           $ 369,949    $       -    $       -    $       -      $ 369,949
EXPENSES AND OTHER INCOME
   Cost of sales                                    259,478            -            -            -        259,478
   Selling, general and administrative expenses      11,855            -        1,171            -         13,026
   Equity pickup                                          -        7,435        7,895      (15,330)             -
   Depreciation and amortization                     80,271          460            -          647         81,378
   Asset retirement obligations accretion             5,665            -            -            -          5,665
   Foreign currency translation gain                 (7,261)           -            -            -         (7,261)
   Intercompany interest expense (income)            33,239            -      (33,239)           -              -
   Interest expense                                  34,285            -          280            -         34,565
   Other (income) expense                            (7,831)           -            -          147         (7,684)
                                                  ---------    ---------    ---------    ---------      ---------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS
BEFORE TAXES                                        (39,752)      (7,895)      23,893       14,536         (9,218)
Income tax recovery                                 (30,348)           -            -            -        (30,348)
                                                  ---------    ---------    ---------    ---------      ---------
NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS       (9,404)      (7,895)      23,893       14,536         21,130
Discontinued operations                               1,969            -            -            -          1,969
                                                  ---------    ---------    ---------    ---------      ---------
NET EARNINGS (LOSS) FOR THE PERIOD                $  (7,435)   $  (7,895)   $  23,893    $  14,536      $  23,099
                                                  =========    =========    =========    =========      =========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

12.      CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(c)  CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                                                THREE MONTHS ENDED SEPTEMBER 30, 2004
                                                  ---------------------------------------------------------------
                                                   LUSCAR     LUSCAR COAL LUSCAR ENERGY CONSOLIDATING CONSOLIDATED
             (unaudited)                          COAL LTD.   INCOME FUND  PARTNERSHIP     ENTRIES         LEP
(in thousands of Canadian dollars)                ---------   -----------  -----------     -------         ---
OPERATING ACTIVITIES
Net earnings (loss) for the period                $   6,138    $   5,985    $  16,573    $ (12,529)     $  16,167
Non-cash items:
   Depreciation and amortization                     25,392            -            -          559         25,951
   Asset retirement obligations accretion             1,764            -            -            -          1,764
   Future income taxes                               (3,761)           -            -            -         (3,761)
   Foreign currency translation gain                (20,317)           -            -            -        (20,317)
   Equity pickup                                          -       (6,138)      (5,985)      12,123              -
   Gain on disposal of capital assets                  (675)           -            -            -           (675)
   Gain on settlement of ARO                           (294)           -            -            -           (294)
   Pension expense in excess of funding                 299            -            -            -            299
   Other                                             (1,742)           -            -            -         (1,742)
Asset retirement obligations costs                   (3,027)           -            -            -         (3,027)
Change in non-cash working capital                   28,317       (2,244)     (10,736)        (153)        15,184
                                                  ---------    ---------    ---------    ---------      ---------
                                                     32,094       (2,397)        (148)           -         29,549
                                                  ---------    ---------    ---------    ---------      ---------
INVESTING ACTIVITIES
Capital asset purchases                              (3,525)           -            -            -         (3,525)
Other investments                                    (1,096)           -            -            -         (1,096)
Proceeds on disposal of capital assets                1,110            -            -            -          1,110
                                                  ---------    ---------    ---------    ---------      ---------
                                                     (3,511)           -            -            -         (3,511)
                                                  ---------    ---------    ---------    ---------      ---------
FINANCING ACTIVITIES
Repayments of long-term debt                         (1,198)           -            -            -         (1,198)
Distribution to partners                            (24,000)           -            -            -        (24,000)
                                                  ---------    ---------    ---------    ---------      ---------
                                                    (25,198)           -            -            -        (25,198)
                                                  ---------    ---------    ---------    ---------      ---------

Change in cash position                               3,385       (2,397)        (148)           -            840
Foreign currency translation loss                      (721)           -            -            -           (721)
Cash position, beginning of period                    3,550        2,410           78            -          6,038
                                                  ---------    ---------    ---------    ---------      ---------
Cash position, end of period                      $   6,214    $      13    $     (70)   $       -      $   6,157
                                                  =========    =========    =========    =========      =========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

12.      CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(c)  CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (CONTINUED)

                                                               NINTH MONTHS ENDED SEPTEMBER 30, 2004
                                                  ----------------------------------------------------------------
                                                   LUSCAR     LUSCAR COAL LUSCAR ENERGY CONSOLIDATING CONSOLIDATED
             (unaudited)                          COAL LTD.   INCOME FUND  PARTNERSHIP     ENTRIES         LEP
(in thousands of Canadian dollars)                ---------   -----------  -----------     -------         ---
OPERATING ACTIVITIES
Net earnings (loss) for the period                $  (7,435)   $  (7,895)   $  23,893    $  14,536      $  23,099
Non-cash items:
   Depreciation and amortization                     80,271            -            -        1,107         81,378
   Asset retirement obligations accretion             5,665            -            -            -          5,665
   Future income taxes                              (31,835)           -            -            -        (31,835)
   Foreign currency translation gain                 (7,293)           -            -            -         (7,293)
   Equity pickup                                          -        7,435        7,895      (15,330)             -
   Gain on disposal of capital assets                (3,491)           -            -            -         (3,491)
   Gain on settlement of ARO                         (1,403)           -            -            -         (1,403)
   Gain on Fording settlement                        (3,350)           -            -            -         (3,350)
   Pension expense in excess of funding                 977            -            -          147          1,124
   Other                                             (2,788)           -            -            -         (2,788)
Asset retirement obligations costs                  (13,189)           -            -            -        (13,189)
Change in non-cash working capital                   43,489       (2,086)     (31,884)        (460)         9,059
                                                  ---------    ---------    ---------    ---------      ---------
                                                     59,618       (2,546)         (96)           -         56,976
                                                  ---------    ---------    ---------    ---------      ---------
INVESTING ACTIVITIES
Capital asset purchases                              (8,197)           -            -            -         (8,197)
Other investments                                    (1,096)           -            -            -         (1,096)
Proceeds on disposal of capital assets                4,610            -            -            -          4,610
                                                  ---------    ---------    ---------    ---------      ---------
                                                     (4,683)           -            -            -         (4,683)
                                                  ---------    ---------    ---------    ---------      ---------
FINANCING ACTIVITIES
Repayments of long-term debt                         (5,341)           -            -            -         (5,341)
Distribution to partners                            (50,000)           -            -            -        (50,000)
                                                  ---------    ---------    ---------    ---------      ---------
                                                    (55,341)           -            -            -        (55,341)
                                                  ---------    ---------    ---------    ---------      ---------

Change in cash position                                (406)      (2,546)         (96)           -         (3,048)
Foreign currency translation loss                      (545)           -            -            -           (545)
Cash position, beginning of period                    7,165        2,559           26            -          9,750
                                                  ---------    ---------    ---------    ---------      ---------
Cash position, end of period                      $   6,214    $      13    $     (70)   $       -      $   6,157
                                                  =========    =========    =========    =========      =========

13.      RELATED PARTY TRANSACTIONS

LEP has undertaken to compensate Sherritt for administration services at Sherritt's direct cost plus 10 percent and to reimburse both Sherritt and Teachers' for all third-party costs incurred in connection with LEP. During the third quarter, LEP incurred $205 for such services and costs which are included in selling, general and administrative expenses. At September 30, 2004, LEP has an amount owing to Sherritt of $828 (December 31, 2003 - $1,236).

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

14.      COMMITMENTS AND CONTINGENCIES

LEP is committed to future annual lease payments in respect of its operating leases for office space, equipment and vehicles. Minimum payments for the next five years are as follows:

(in thousands of Canadian dollars)

The remainder of 2004                             $  1,054
2005                                                 4,113
2006                                                 3,934
2007                                                 3,934
2008                                                 3,934
Thereafter                                           1,555
                                                  --------
                                                  $ 18,524
                                                  ========

As at September 30, 2004, LEP has the following fixed-price commodity purchase arrangements outstanding, representing a total commitment of $688 for the remainder of 2004:

      - natural gas purchase agreement at a fixed price for specified monthly quantities until the end of 2004 at the Coal Valley mine,

      - electricity purchase agreement at a fixed price for specified megawatts per hour until the end of 2004 for all of Luscar Ltd.,

      - natural gas purchase agreement at a fixed price for quantities as required by the mine at the Obed Mountain mine.

15.      COMPARATIVE FIGURES

Certain 2003 comparative figures have been reclassified to conform to the presentation adopted for 2004.

LUSCAR COAL LTD.

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                               AS AT           AS AT
                                                           SEPTEMBER 30,    DECEMBER 31,
                                                               2004            2003
                                                               ----            ----
(in thousands of Canadian dollars)                                      (Restated - Note 2)
ASSETS
CURRENT
      Cash and cash equivalents                             $    18,214    $    19,165
      Accounts receivable                                        59,561         62,087
      Income taxes recoverable                                      832            912
      Inventories                                                41,545         43,816
      Overburden removal costs                                    3,083          4,199
      Prepaid expenses                                            1,753          2,073
                                                            -----------    -----------
                                                                124,988        132,252
Capital assets  [notes 2 & 11]                                1,379,158      1,428,103
Other assets                                                     27,194         26,758
                                                            -----------    -----------
                                                            $ 1,531,340    $ 1,587,113
                                                            ===========    ===========

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT
      Credit facility [note 6]                              $    12,000    $    12,000
      Trade accounts payable and accrued charges                 31,289         38,594
      Accrued interest payable                                   50,586         14,369
      Accrued payroll and employee benefits                       9,992         10,332
      Income taxes payable                                        3,033          2,472
      Current portions of
            Long-term debt [note 6]                              45,574         46,342
            Asset retirement obligations [notes 2 & 11]          15,709         17,829
            Future income taxes                                   4,032          1,438
      Due to Luscar Energy Partnership [note 12]                 43,328         34,638
      Due to Luscar Coal Income Fund [note 12]                      245            245
      Due to Sherritt International Corporation [note 12]           828          1,236
                                                            -----------    -----------
                                                                216,616        179,495
Accrued pension benefit obligation                               10,967          9,991
Long-term debt [note 6]                                         366,213        365,934
Promissory notes due to LEP                                     298,605        298,605
Subordinated notes due to LCIF                                  642,969        642,969
Asset retirement obligations [notes 2 & 11]                      89,292         90,509
Future income taxes                                             314,665        349,094
                                                            -----------    -----------
                                                              1,939,327      1,936,597
                                                            -----------    -----------
SHAREHOLDERS' DEFICIT
      Share capital                                              14,191         14,191
      Deficit                                                  (422,178)      (363,675)
                                                            -----------    -----------
                                                               (407,987)      (349,484)
                                                            -----------    -----------
                                                            $ 1,531,340    $ 1,587,113
                                                            ===========    ===========

See accompanying notes

LUSCAR COAL LTD.

                 CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT
                                   (UNAUDITED)

                                                                 THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                      SEPTEMBER 30,
                                                                2004             2003              2004             2003
                                                                ----             ----              ----             ----
(in thousands of Canadian dollars)                                        (Restated - Note 2)                (Restated - Note 2)
REVENUE [NOTE 5]                                             $  120,484       $   87,150        $  369,949        $ 262,123
EXPENSES AND OTHER INCOME
   Cost of sales                                                 85,735           61,281           259,478          190,004
   Selling, general and administrative expenses                   3,949            3,331            11,855           20,016
   Depreciation and amortization                                 25,392           21,883            80,271           67,774
   Asset retirement obligations accretion [note 11]               1,764            1,722             5,665            5,167
   Foreign currency translation gain [note 7]                   (20,679)          (2,361)           (7,261)         (63,096)
   Interest expense [note 8]                                     21,875           13,328            67,524           43,880
   Other income [note 9]                                           (886)          (3,602)           (7,831)         (27,597)
                                                             ----------       ----------        ----------        ---------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES           3,334           (8,432)          (39,752)          25,975
Income tax recovery                                              (2,888)          (3,091)          (30,348)         (55,172)
                                                             ----------       ----------        ----------        ---------
NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS                    6,222           (5,341)           (9,404)          81,147
Discontinued operations [note 4]                                    (84)               -             1,969              858
                                                             ----------       ----------        ----------        ---------
NET EARNINGS (LOSS) FOR THE PERIOD                                6,138           (5,341)           (7,435)          82,005
Deficit, beginning of period                                   (403,248)        (110,831)         (363,675)        (198,177)
Distributions                                                   (25,068)               -           (51,068)               -
                                                             ----------       ----------        ----------        ---------
DEFICIT, END OF PERIOD                                       $ (422,178)      $ (116,172)       $ (422,178)       $(116,172)
                                                             ==========       ==========        ==========        =========

See accompanying notes

LUSCAR COAL LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                  THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                    SEPTEMBER 30,
                                                                 2004            2003            2004             2003
                                                                 ----            ----            ----             ----
(in thousands of Canadian dollars)                                       (Restated - Note 2)               (Restated - Note 2)
OPERATING ACTIVITIES
Net earnings (loss) for the period                             $ 6,138         $ (5,341)       $ (7,435)        $ 82,005
Non-cash items:
   Depreciation and amortization                                25,392           21,884          80,271           68,733
   Asset retirement obligations accretion                        1,764            1,722           5,665            5,167
   Future income taxes                                          (3,761)          (3,544)        (31,835)         (49,507)
   Foreign currency translation gain [note 7]                  (20,317)          (1,119)         (7,293)         (61,516)
   Loss (gain) on disposal of capital assets [note 9]             (675)           1,576          (3,491)          (5,121)
   Loss (gain) on settlement of ARO [note 9]                      (294)            (843)         (1,403)             214
   Gain on Fording settlement                                        -                -          (3,350)               -
   Pension expense in excess of funding                            299            2,153             977            2,284
   Other                                                        (1,742)          (1,305)         (2,788)          (3,080)
Asset retirement obligations costs                              (3,027)          (3,871)        (13,189)         (10,709)
Change in non-cash working capital                              28,317            7,201          43,489           12,957
                                                               -------         --------        --------         --------
                                                                32,094           18,513          59,618           41,427
                                                               -------         --------        --------         --------
INVESTING ACTIVITIES
Capital asset purchases                                         (3,525)          (1,274)         (8,197)         (12,460)
Proceeds on disposal of capital assets                           1,110               41           4,610            1,303
Other investments                                               (1,096)          (1,037)         (1,096)          (1,037)
                                                               -------         --------        --------         --------
                                                                (3,511)          (2,270)         (4,683)         (12,194)
                                                               -------         --------        --------         --------
FINANCING ACTIVITIES
Financial instruments                                                              (625)                          (1,958)
Repayments of long-term debt [note 6]                           (1,198)            (519)         (5,341)         (23,248)
Distribution to partners                                       (24,000)               -         (50,000)               -
                                                               -------         --------        --------         --------
                                                               (25,198)          (1,144)        (55,341)         (25,206)
                                                               -------         --------        --------         --------

Change in cash position                                          3,385           15,099            (406)           4,027
Foreign currency translation loss  [note 7]                       (721)            (228)           (545)          (1,514)
Cash position, beginning of period                               3,550           (5,464)          7,165            6,894
                                                               -------         --------        --------         --------
Cash position, end of period                                   $ 6,214         $  9,407        $  6,214         $  9,407
                                                               =======         ========        ========         ========

Cash position consists of:
   Cash and cash equivalents                                   $18,214         $  9,407        $ 18,214         $  9,407
   Bank indebtedness                                                 -                -               -                -
   Credit facility                                             (12,000)               -         (12,000)               -
                                                               -------         --------        --------         --------
Cash position, end of period                                   $ 6,214         $  9,407        $  6,214         $  9,407
                                                               =======         ========        ========         ========

Interest paid                                                  $ 2,400         $  2,511        $ 37,080         $ 33,939
Income taxes paid                                              $   322         $    432        $  1,164         $  1,386

See accompanying notes

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

1.       BASIS OF PRESENTATION

The quarterly consolidated financial statements presented herein are unaudited. The statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and follow the same accounting policies as the audited December 31, 2003 annual consolidated financial statements and related notes contained in the Luscar Energy Partnership ("LEP") and Luscar Coal Ltd. ("LCL") Form 20-F filed June 30, 2004 with the United States Securities and Exchange Commission ("SEC"), except as described in note 2, but do not contain certain disclosures required by GAAP for annual statements. Readers should be cautioned that interpretation of annual financial results without a full set of accompanying notes could be misleading. All amounts are in thousands of Canadian dollars unless otherwise stated.

2.       CHANGES IN ACCOUNTING POLICIES AND ESTIMATES

      INTERIM FINANCIAL STATEMENTS

Effective June 30, 2004, the Canadian Institute of Chartered Accountants ("CICA") revised Section 1751, Interim Financial Statements, which requires certain disclosures in interim financial statements of benefit costs as determined by Section 3461, Employee Future Benefits. These disclosures are provided in note 10.

      ASSET RETIREMENT OBLIGATIONS (SEE NOTE 11)

In March 2003, the CICA issued new accounting rules dealing with asset retirement obligations, which come into effect for fiscal years beginning on or after January 1, 2004. This change in accounting policy was applied retroactively and accordingly, the financial statements of prior periods were restated. The rules address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and use of the asset. The rules require that the estimated fair value of an asset retirement obligation be recognized as a liability in the period incurred. A corresponding amount is added to the carrying amount of the associated asset and depreciated over the asset's useful life. The liability is accreted over time through charges to earnings to reflect changes in its present value. This differs from the previous practice, which involved accruing for the estimated reclamation, site restoration, and mine closure liability through charges to earnings on a unit of production basis over the expected life of each mine's reserves.

The new accounting policy was implemented on January 1, 2004 on a retroactive basis with restatement of prior periods. The cumulative effect of the new accounting standard on the balance sheet at December 31, 2003 was to increase capital assets by $7,923, decrease future income taxes by $19,359, increase asset retirement obligations by $67,030, and decrease opening retained earnings by $39,065. The effect of the change in policy on the statement of earnings for the three months ended September 30, 2003 was a $530 decrease in net earnings for the period. For the nine months ended September 30, 2003, the impact was a $2,993 decrease in net earnings for the period.

      CHANGE IN ESTIMATED USEFUL LIVES

Concurrent with the implementation of the new accounting rules related to asset retirement obligations, LCL undertook a comprehensive review of the estimated useful lives of capital assets. As a result of this review, the depreciation and amortization of capital assets was reduced resulting in a reduction of $2,636 in this quarter and $7,908 for the first nine months of 2004.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

      GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

CICA Handbook Section 1100, Generally Accepted Accounting Principles, was issued in October 2003, and is effective for fiscal years beginning January 1, 2004. The section establishes standards for financial reporting in accordance with GAAP and clarifies the relative authority of various accounting pronouncements and other sources within GAAP. There was no impact to these financial statements in adopting this new standard.

      GENERAL STANDARDS OF FINANCIAL STATEMENT PRESENTATION

In July 2003, the CICA issued Section 1400, General Standards of Financial Statement Presentation, which is effective for fiscal years beginning on January 1, 2004. This standard clarifies what constitutes fair presentation in accordance with GAAP, which involves providing sufficient information in a clear and understandable manner about certain transactions or events of such size, nature and incidence that their disclosure is necessary to understand LCL's financial statements. This standard is reflected in these financial statements and there are no material differences as a result of the implementation.

      REVENUE RECOGNITION

In December 2003, the CICA issued EIC Abstract 141, Revenue Recognition, which incorporates the principles and summarizes the guidance in the U.S. Securities and Exchange Commission Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements. The abstract also provides interpretative guidance on the application of CICA Handbook Section 3400, Revenue. The abstract has been applied prospectively commencing January 1, 2004. The adoption of this abstract had no impact on these financial statements.

      CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In June 2003, the CICA issued Accounting Guideline No. 15, Consolidation of Variable Interest Entities, ("AcG-15"), in order to address the consolidation of variable interest entities ("VIEs"). VIEs are entities that have insufficient equity and/or their equity investors lack one or more of the specified essential characteristics of a controlling financial interest. The guideline provides specific guidance for determining when an entity is a VIE and when it should be consolidated. Every enterprise that has a contractual, ownership, or other financial interest in or with any entity, special-purpose or otherwise, must determine whether that interest exposes the enterprise to expected losses or expected residual gains of the entity in or with which it has that interest. If the entity is a VIE, the enterprise with the majority of the expected losses or expected residual returns consolidates the VIE. In January 2004, the Accounting Standards Board in Canada amended AcG-15 so that it conformed to FASB Interpretation 46R ("FIN 46R") in the United States. AcG-15 will apply to any annual or interim financial period beginning on or after November 1, 2004 for all public enterprises. The expected impact of this Guideline has been evaluated by Luscar management and no impact on the financial statements is anticipated.

3.       ACQUISITION

On October 17, 2003 LCL acquired 100% of the shares of Sherritt Coal Acquisition Inc. ("SCAI"), a wholly owned subsidiary of Sherritt Coal Partnership II ("SCPII"). LEP, LCL, SCAI and SCPII are all owned, as to 50% each, directly or indirectly, by Sherritt International Corporation ("Sherritt") and Ontario Teachers' Pension Plan Board ("Teachers'"). The sale was completed for total consideration of $455,000. The transaction has been recorded in the financial statements at the net asset carrying amount of $208,838. The difference of $246,162 between the consideration paid and the carrying value of the assets received is considered an equity distribution and is charged to equity in the current year. Subsequent to the purchase of SCAI, Sherritt and Teachers' made a cash equity contribution to LEP of $298,605, which was used to acquire the promissory notes due from LCL.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

The allocation of the values of assets and liabilities acquired was completed in the fourth quarter of 2003. A third party independent valuator provided an opinion that the transaction was fair from a financial point of view to the holders of LCL's 9.75% senior notes based upon and subject to, amongst other things, the scope of their review and limitations and assumptions as outlined in their opinion letter and an indemnity in certain circumstances. The opinion was one factor among many that the management committee of LEP considered in contemplation of the transaction.

The assigned fair values of the underlying net assets acquired are summarized as follows:

ACQUISITION FUNDING AND COST
(in thousands of Canadian dollars)

Cash                                                                           $  70,000
Fording Canadian Coal Trust ("FCCT") units                                        86,395
Promissory notes                                                                 298,605
                                                                               ---------
                                                                                 455,000
                                                                               ---------
IDENTIFIABLE NET ASSETS ACQUIRED
Capital assets                                                                   228,264
Working capital                                                                    2,831
Cash                                                                               1,356
Short-term debt                                                                  (12,000)
Long-term debt                                                                    (6,043)
Future income taxes                                                               (5,570)
                                                                               ---------
                                                                                 208,838
                                                                               ---------
Consideration less net assets acquired                                           246,162
Equity impact from disposal of FCCT units, net of applicable taxes of $553         2,482
                                                                               ---------
Net assets acquired in excess of liabilities assumed                           $ 248,644
                                                                               =========

4.       DISCONTINUED OPERATIONS

During the first quarter of 2003, LCL exchanged its metallurgical coal assets and port facilities for units in the FCCT. LCL received 2,979,000 units of the trust and affiliates of Sherritt and Teachers' received 221,000 units of the trust for a total value of $100,801 in exchange for these assets. LCL received $16,156 related to the estimate of working capital for the metallurgical assets. A loss of $460, net of taxes of $6,346 and selling expenses of $744, was recorded on the disposal in the first quarter of 2003.

On June 18, 2004 LCL reached an agreement with Fording Inc., Elk Valley Coal Partnership, and Consol Energy Inc. (and subsidiaries) settling the majority of issues that had previously been outstanding related to the transfer of the metallurgical coal assets to FCCT effective February 28, 2003. Certain elements of the original sale agreement had not been finalized due to differences in interpretation between the parties to the transaction. Settled issues include working capital adjustments, certain payments made under the agreement and obligations for reclamation activities. As a result of the transferring of the reclamation liability for the Luscar mine to Elk Valley Coal Partnership, we were able to reduce our reclamation bonding requirements by $6,467. As a result of the settlement agreement, LCL recorded a gain of $2,053 net of taxes of $476 in the second quarter of 2004 in discontinued operations. During the third quarter of 2004 LCL recognized additional expenses related to the settlement of $84 net of taxes of $45 in discontinued operations.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

The results of discontinued operations are as follows:

                                           THREE MONTHS ENDED    NINE MONTHS ENDED
                                              SEPTEMBER 30,        SEPTEMBER 30,
                                            2004       2003      2004         2003
                                            ----       ----      ----         ----
(in thousands of Canadian dollars)                                     (Restated - Note 2)
Net income                                $     -    $     -   $     -      $ 1,318
Gain/ (Loss) on settlement agreement          (84)         -     1,969            -
Loss on sale of assets (see below)              -          -         -         (460)
                                          -------    -------   -------      -------
                                          $   (84)   $     -   $ 1,969      $   858
                                          =======    =======   =======      =======

The carrying values of the assets and liabilities related to the discontinued operations were as follows:

                                                               AS AT
                                                            FEBRUARY 28
                                                                2003
                                                                ----
                                                       (Restated - Note 2)
Accounts receivable                                         $   2,653
Inventories                                                    24,594
Overburden removal costs                                       23,827
Capital assets                                                 66,731
Other assets                                                    1,823
                                                            ---------
Total assets                                                  119,628
                                                            ---------

Bank overdraft                                                  1,020
Accounts payable and accrued charges                           12,473
Asset retirement obligations                                    6,892
Capital leases                                                  2,189
Other liabilities                                               1,267
                                                            ---------
Total liabilities                                              23,841
                                                            ---------
Net assets related to discontinued operations               $  95,787
                                                            =========

LOSS ON SALE OF ASSETS
Proceeds                                                    $ 100,801
Overburden removal costs                                      (23,827)
Capital assets                                                (66,731)
Other assets                                                   (1,823)
Asset retirement obligations                                    6,892
Capital leases                                                  2,189
Other liabilities                                               1,267
Liabilities retained by LCL                                   (12,138)
Taxes                                                          (6,346)
Selling expenses                                                 (744)
                                                            ---------
Loss on sale of assets                                      $    (460)
                                                            =========

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

Under the terms and conditions of the sale agreement, LCL retained liabilities relating to severance, unfunded pension plans, and accrued reclamation costs in total of $12,138. Under the agreement reached on June 18, 2004 LCL transferred the reclamation liability for the Luscar mine to Elk Valley Coal Partnership. LCL currently retains liabilities relating to severance and unfunded pension plans.

Net cash flows relating to the discontinued operations presented on the statement of cash flows are detailed as follows:

                                                 THREE MONTHS ENDED       NINE MONTHS ENDED
                                                    SEPTEMBER 30,           SEPTEMBER 30,
                                                  2004       2003        2004           2003
                                                  ----       ----        ----           ----
                                                                                (Restated - Note 2)
(in thousands of Canadian dollars)
Operating activities                            $    (84)   $     -    $  2,445      $ 21,689
Investing Activities                                   -          -           -          (313)
Financing Activities                                   -          -           -       (21,889)
                                                --------    -------    --------      --------
Cash flows related to discontinued operations   $    (84)   $     -    $  2,445      $   (513)
                                                ========    =======    ========      ========

5.       REVENUES

LCL owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers LCL's mining operations are accounted for as one segment having similar economic and operating characteristics, customers and operations, and have been aggregated for the purpose of revenue reporting. Revenue from discontinued operations has been removed.

Disclosures with respect to export and domestic sales are as follows:

                                    THREE MONTHS ENDED     THREE MONTHS ENDED    NINE MONTHS ENDED     NINE MONTHS ENDED
                                    SEPTEMBER 30, 2004     SEPTEMBER 30, 2003   SEPTEMBER 30, 2004    SEPTEMBER 30, 2003
                                    ------------------     ------------------   ------------------    ------------------
(in thousands of Canadian dollars     SALES                 SALES                 SALES                 SALES
except volumes which are in          REVENUE     TONNES    REVENUE     TONNES    REVENUE     TONNES    REVENUE     TONNES
thousands of tonnes)                 -------     ------    -------     ------    -------     ------    -------     ------
Export                              $ 21,051        293   $ 18,635        487   $ 49,594        931   $ 52,517      1,273
Domestic                              99,433      8,933     68,515      4,682    320,355     27,681    209,606     13,717
                                    --------    -------   --------     ------   --------    -------   --------     ------
                                    $120,484      9,226   $ 87,150      5,169   $369,949     28,612   $262,123     14,990
                                    ========    =======   ========     ======   ========    =======   ========     ======

Export coal sales are generally denominated in United States dollars.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue is as follows:

                                    THREE MONTHS ENDED     THREE MONTHS ENDED    NINE MONTHS ENDED     NINE MONTHS ENDED
                                    SEPTEMBER 30, 2004     SEPTEMBER 30, 2003   SEPTEMBER 30, 2004    SEPTEMBER 30, 2003
                                    ------------------     ------------------   ------------------    ------------------
                                     SALES    NUMBER OF    SALES    NUMBER OF    SALES    NUMBER OF    SALES    NUMBER OF
                                    REVENUE   CUSTOMERS   REVENUE   CUSTOMERS   REVENUE   CUSTOMERS   REVENUE   CUSTOMERS
(in thousands of Canadian dollars)

Major Customers                     $ 87,398          3   $ 57,022          2   $ 250,188         3   $ 180,792         2

Credit risks are minimized to the extent that customers include major domestic utilities and accounts receivable on export sales are generally insured under Canadian government export receivables insurance programs or secured by letters of credit.

6.       LONG-TERM DEBT

                                                                     AS AT         AS AT
                                                                 SEPTEMBER 30,  DECEMBER 31,
                                                                     2004           2003
                                                                     ----           ----

Senior notes, at issue date                                       $ 429,660      $ 429,660
Cumulative foreign currency translation gain since issue date       (82,088)       (74,250)
                                                                  ---------      ---------
Senior notes, at balance sheet date                                 347,572        355,410

9.625% promissory note, due December 30, 2004                        89,300         89,300
Less sinking fund                                                   (49,066)       (46,191)
                                                                  ---------      ---------
                                                                     40,234         43,109

Capital lease obligations                                            20,861          8,957

Pension deficit obligation                                            3,120          4,800
                                                                  ---------      ---------

Long-term debt                                                      411,787        412,276
Current portion of long-term debt                                   (45,574)       (46,342)
                                                                  ---------      ---------
                                                                  $ 366,213      $ 365,934
                                                                  =========      =========

Effective February 4, 2004, LEP and LCL signed a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $115,000, subject to a borrowing base, which includes accounts receivable, coal inventories, a $25,000 charge on a dragline, and a general assignment of LCL's assets. The facility is split into two tranches, the Reclamation Letter of Credit ("LC") facility and the Working Capital facility. Up to $65,000 of reclamation letters of credit can be issued under the Reclamation LC facility. To date $50,609 of letters of credit, providing reclamation security, have been issued. Under the Working Capital facility, up to $50,000 in advances may be made, including up to $25,000 in letters of credit. As of September 30, 2004, $12,000 in cash and $2,450 in letters of credit have been drawn against this facility. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, taxes, depreciation and amortization ("EBITDA").

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

Prior to the replacement of the credit facilities, as indicated above, LEP and LCL were party to a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which includes accounts receivable, coal inventories and a $25,000 charge on a dragline. Up to $75,000 of the credit facility may be used to secure letters of credit. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to EBITDA. In November 2003, the senior credit agreement was extended until February 29, 2004 under the same terms and conditions and replaced February 4, 2004.

Prior to the replacement of the credit facilities, as indicated above, and as a result of the acquisition of the new thermal coal assets effective October 17, 2003, LEP and LCL assumed Sherritt Coal Acquisition Inc.'s senior credit agreement with a Canadian chartered bank, consisting of a 364 day operating credit facility that permits maximum aggregate borrowings of $15,000, guaranteed by a partner of LEP. In November 2003, this facility was extended until February 29, 2004 under the same terms and conditions and replaced February 4, 2004.

Capital leases for new equipment totaling $2,321 were entered in the quarter as part of the long-term mine support equipment agreement LCL entered into with Finning (Canada), a division of Finning Internation Inc. and Kramer Ltd., which involves the leasing of equipment as part of a plan to reduce the maintenance costs and increase equipment utilization.

Obligations under capital lease on specific mining equipment bear interest rates ranging from 4.6% to 6.6%. These capital leases mature between 2004 and 2009 and are repayable by blended monthly payments of principal and interest.

The pension deficit obligation relates to obligations under the Line Creek defined benefit pension plan, which was under funded at the date of transfer from LCL. Following the completion of an actuarial valuation, the total obligation was determined to be $5,200. This amount is repayable in equal installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first two payments of $1,040 were paid during the second quarter, after the finalization of the actuarial valuation.

7.       FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:

                                                 THREE MONTHS ENDED      NINE MONTHS ENDED
                                                    SEPTEMBER 30,          SEPTEMBER 30,
                                                  2004       2003        2004        2003
                                                  ----       ----        ----        ----
(in thousands of Canadian dollars)

Foreign currency translation (gain) loss on:
Senior notes                                   $(21,038)   $ (1,347)   $ (7,838)   $(63,030)
US dollar cash balances                             721         228         545       1,514
Working capital balances                           (362)     (1,242)         32      (1,580)
                                               --------    --------    --------    --------
                                               $(20,679)   $ (2,361)   $ (7,261)   $(63,096)
                                               ========    ========    ========    ========

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

8.       INTEREST EXPENSE

Interest expense (income) consists of the following:

                                                          THREE MONTHS ENDED          NINE MONTHS ENDED
                                                             SEPTEMBER 30,              SEPTEMBER 30,
                                                         2004          2003           2004          2003
                                                         ----          ----           ----          ----
(in thousands of Canadian dollars)

Senior notes                                           $  8,736      $  9,257       $ 26,726      $ 28,496
Promissory notes net of sinking fund interest income      1,413         1,414          4,241         6,720
Financial instruments                                         -          (117)             -          (434)
Capital leases                                              233            39            636           139
Reclamation security                                        485           257          2,599         1,357
Other interest expense                                       24            76             83           398
                                                       --------      --------       --------      --------
                                                         10,891        10,926         34,285        36,676
LEP promissory notes                                      8,584             -         26,035             -
Subordinated notes                                        2,400         2,402          7,204         7,204
                                                       --------      --------       --------      --------
                                                       $ 21,875      $ 13,328       $ 67,524      $ 43,880
                                                       ========      ========       ========      ========

9.       OTHER INCOME

Other income consists of the following:

                                                          THREE MONTHS ENDED          NINE MONTHS ENDED
                                                             SEPTEMBER 30,              SEPTEMBER 30,
                                                         2004          2003           2004          2003
                                                         ----          ----           ----          ----
                                                                (Restated - Note 2)          (Restated - Note 2)
(in thousands of Canadian dollars)

Boundary Dam promissory note                           $      -      $      -       $      -      $(21,379)
Recovery of Crown royalties                                   -          (401)             -        (1,180)
Net pension plan expense                                    276           275            954           406
Loss (gain) on disposal of assets                          (675)        1,577         (3,491)          592
Loss (gain) on settlement of ARO                           (294)         (843)        (1,403)          214
Distributions from Fording Canadian Coal Trust                -        (2,979)             -        (5,988)
Recovery of reclamation services                           (321)            -           (947)            -
Deferred exploration expense                                435             -          1,125             -
Insurance premium refund                                      -             -         (2,706)            -
Other income                                               (307)       (1,231)        (1,363)         (262)
                                                       --------      --------       --------      --------
                                                       $   (886)     $ (3,602)      $ (7,831)     $(27,597)
                                                       ========      ========       ========      ========

Net pension plan expense excludes certain current service and other costs, which are included in cost of sales.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

10.      EMPLOYEE FUTURE BENEFITS

LCL sponsors defined benefit and defined contribution pension arrangements covering substantially all of its employees. The majority of its employees are members of defined contribution plans; however, unionized employees at two mines are members of active defined benefit pension plans. LEP has several other defined benefit pension plans, in which most members have elected to convert their entitlement to defined contribution plans. LEP uses actuarial reports and updates prepared by independent actuaries for funding and accounting purposes. LEP has no other retirement or post-employment benefits.

LCL's pension expense for the third quarter of 2004 was $1,724 and $4,426 year to date (2003 - $1,120 and $3,469, respectively). Total pension expense includes current service costs, interest costs, amortization, allowances and other costs; some of which are included in other income and others which are included in cost of sales.

11.      ASSET RETIREMENT OBLIGATIONS

Our estimates of future asset retirement obligations are based on reclamation standards that meet regulatory requirements. Elements of uncertainty in estimating these amounts include potential changes in regulatory requirements, decommissioning and reclamation alternatives, and amounts to be recovered from other parties. Future reclamation, site restoration, and mine closure costs are estimated to be $156,259. LCL technical personnel review these estimates annually or more frequently as required by regulatory agencies. In connection with future reclamation, site restoration, and mine closure costs, LCL has provided financial assurances of $50,609 in the form of letters of credit to satisfy current regulatory requirements.

The following are reconciliations of the beginning and ending liabilities for asset retirement obligations for the periods shown.

                                                         NINE MONTHS            YEAR
                                                            ENDED               ENDED
                                                        SEPTEMBER 30,        DECEMBER 31,
                                                            2004                2003
                                                            ----                ----
                                                                        (Restated - Note 2)
(in thousands of Canadian dollars)

Asset retirement obligations, beginning of period         $ 108,338           $ 106,645
Additional liabilities incurred                               7,778              12,713
Accretion expense                                             5,665               6,889
Liabilities settled                                       $ (16,780)            (17,909)
                                                          ---------           ---------
Asset retirement obligations, end of period               $ 105,001           $ 108,338
Less current portion                                        (15,709)            (17,829)
                                                          ---------           ---------
                                                          $  89,292           $  90,509
                                                          =========           =========

Key assumptions on which the carrying amount of the asset retirement obligations are based are as follows:

      (i)   Total undiscounted amount of the estimated cash flow - $156,259

      (ii) Expected timing of payment of cash flows is based on the life of mine plans and will be incurred between the current period and 2053.

      (iii) Asset retirement obligations are recognized when incurred and recorded as liabilities at fair value assuming a credit-adjusted risk-free rate of approximately 6 per cent on average.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                   (Unaudited)

12. RELATED PARTY TRANSACTIONS

                                                               AS AT                AS AT
                                                            SEPTEMBER 30,       DECEMBER 31,
                                                                2004                2003
                                                                ----                ----
                                                                             (Restated - Note 2)
Due to LEP                                                   $ 43,328            $ 34,638
Due to Luscar Coal Income Fund (LCIF)                             245                 245
Due to Sherritt International Corporation                         828               1,236
                                                             --------            --------
                                                             $ 44,401            $ 36,119
                                                             ========            ========

Periodically, LCL makes advances to or receives advances from related parties, including LEP and LCIF. Except as noted such advances are repayable upon demand and do not bear interest. On a continuing basis, LCL advances its surplus cash to LEP. As at September 30, 2004, LCL had a net receivable of $26,672 (December 31, 2003 - $35,362) less the $70,000 payable for the SCAI acquisition described in Note 4 for a total amount due to LEP of $43,328 (December 31, 2003 - $34,638). At September 30, 2004, LCL had an amount owing to Sherritt of $828 (December 31, 2003 - $1,236) for administration services and other expenses.

13.      COMMITMENTS AND CONTINGENCIES

LCL is committed to future annual lease payments in respect of its operating leases for office space, equipment and vehicles. Minimum payments for the next five years are as follows:

(in thousands of Canadian dollars)

The remainder of 2004                                    $   1,054
2005                                                         4,113
2006                                                         3,934
2007                                                         3,934
2008                                                         3,934
Thereafter                                                   1,555
                                                         ---------
                                                         $  18,524
                                                         =========

As at September 30, 2004, LCL has the following fixed-price commodity purchase arrangements outstanding, representing a total commitment of $688 for the remainder of 2004:

         - natural gas purchase agreement at a fixed price for specified monthly quantities until the end of 2004 at the Coal Valley mine,

         - electricity purchase agreement at a fixed price for specified megawatts per hour until the end of 2004 for all of Luscar Ltd.,

         - natural gas purchase agreement at a fixed price for quantities as required by the mine at the Obed Mountain mine.

14.      COMPARATIVE FIGURES

Certain 2003 comparative figures have been reclassified to conform to the presentation adopted for 2004.